SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. 1)

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NEXELL THERAPEUTICS INC.
(Name of Registrant As Specified in Its Charter)

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Mailed to Stockholders
on or about             , 2002

NEXELL THERAPEUTICS INC.
9 Parker
Irvine, California 92618

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is being furnished to stockholders of Nexell Therapeutics Inc., a Delaware corporation, in connection with the Plan of Complete Liquidation and Dissolution approved by our Board of Directors on October 16, 2002 and by the holders of a majority of the outstanding shares of our common stock by written consent on             , 2002. The Plan of Complete Liquidation and Dissolution is attached to this Information Statement as Annex A.

The Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. This Information Statement also constitutes the notice to our stockholders of taking a corporate action by written consent of the stockholders, as required by Section 228(d) of the Delaware General Corporation Law.

The Plan of Complete Liquidation and Dissolution will become effective twenty days after the mailing of the Information Statement. No meeting of stockholders will be held to consider approval of the Plan of Complete Liquidation and Dissolution. Accordingly, you are not being asked for, and are requested not to send, proxies to vote your shares with respect to the Plan of Complete Liquidation and Dissolution. For that reason, no proxy card has been enclosed for you.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Pursuant to the Plan of Complete Liquidation and Dissolution, we will be liquidated as follows: after payment of or provision for all the known and liquidated claims, obligations and expenses owing to our creditors, a $0.05 per share cash distribution will be made to the holders of our common stock and distributions will be made to BioScience 2002 LLC (“BioScience”), the sole holder of our preferred stock and whose sole member is Baxter Healthcare Corporation (“Baxter”), of the stock of our subsidiaries, our minority interests in several privately held corporations, our patents, trademarks, copyrights and intellectual property rights, our contracts, and the remaining contingency reserve as described herein, if any. In the event such distributions have not occurred by December 31, 2002, our remaining assets will be transferred, subject to the claims of creditors, to a liquidating trust established for the benefit of BioScience. The form of liquidating trust agreement is attached as Schedule E to the Plan of Complete Liquidation and Dissolution. See “The Plan of Complete Liquidation and Dissolution” for a more detailed description of the Plan of Complete Liquidation and Dissolution. See also “Contingent Liabilities; Contingency Reserve; Liquidating Trust” for further information relating to the establishment of the liquidating trust.

The Delaware General Corporation Law requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote to approve the Plan of Complete Liquidation and Dissolution and there is no different requirement in our Certificate of Incorporation. On             , 2002, BioScience, as holder of a majority of the outstanding shares of our common stock, executed and delivered a written consent approving the Plan of Complete Liquidation and Dissolution. Accordingly, we are not asking you for a proxy and you are requested not to send us a proxy. For that reason, no proxy card has been enclosed and no meeting of stockholders will be held to consider approval of the Plan of Complete Liquidation and Dissolution. The Plan of Complete Liquidation and Dissolution will become effective twenty days after the mailing of this Information Statement.

THIS INFORMATION STATEMENT IS FURNISHED TO YOU FOR INFORMATION PURPOSES ONLY.    This Information Statement is first being mailed on or about             , 2002 to holders of record of our common stock as of the close of business on             , 2002 (the “Record Date”). As of the Record Date, 35,618,140 shares of our common stock were outstanding. In addition, as of the Record Date, 83,705 shares of our Series A Cumulative Convertible Preferred Stock and 61,679 shares of our Series B Cumulative Convertible Preferred Stock were outstanding, but our preferred stock has no voting rights with respect to the Plan of Complete Liquidation and Dissolution.

FORWARD LOOKING STATEMENTS

This Information Statement contains statements which, to the extent that they are not recitations of historical fact, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The words “estimate,” “anticipate,” “project,” “intend,” “expect,” and similar expressions are intended to identify forward looking statements. All forward looking statements involve risks and uncertainties, including, without limitation, statements and assumptions with respect to the amount and timing of liquidating distributions to our stockholders, sales of assets, estimated funding requirements under the Plan of Complete Liquidation and Dissolution, negotiated settlements with creditors, the outcome of contingencies including litigation, the timing of the Plan of Complete Liquidation and Dissolution and the availability of sufficient funding therefor. You are cautioned not to place undue reliance on these forward looking statements which speak only as of the date of this Information Statement. We do not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events, circumstances or changes in expectations after the date of this Information Statement, or to reflect the occurrence of unanticipated events. The forward looking statements in this document are intended to be subject to the safe harbor protection provided by Sections 27A of the Securities Act and 21E of the Exchange Act. For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in the forward looking statements, see “Risk Factors,” “Background and Summary of Significant Developments,” and “The Plan of Complete Liquidation and Dissolution.”

Annex A	—	Plan of Complete Liquidation and Dissolution
Annex B	—	Process Agreement dated October 16, 2002
Annex C	—	Side Letter Agreement dated November 24, 1999

SUMMARY

The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement and Annex A attached hereto. References in this Information Statement to “we” and “us” shall be deemed to refer to us together with our subsidiaries. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement or in the Annex attached hereto. You are urged to read this Information Statement and the Annex hereto in their entirety.

NEXELL THERAPEUTICS INC.

The Company
We have been in the process of winding up our operations since May 15, 2002. We were incorporated under Delaware law in 1986. We are a biotechnology company that was focused on the modification or enhancement of human immune function and blood cell formation utilizing adult hematopoietic (blood-forming) stem cells and other specialty prepared cell populations. We were developing proprietary cell-based therapies that address major unmet medical needs, including treatments for genetic blood disorders, autoimmune diseases, and cancer. Our principal executive offices are located at 9 Parker, Irvine, California 92618, and our telephone number is  (949) 470-9011.

THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

Approval by the Board of Directors
On October 16, 2002, our Board of Directors determined that it was advisable that we be dissolved, and approved and adopted the Plan of Complete Liquidation and Dissolution, subject to stockholder approval. Our Board of Directors determined that our liquidation and dissolution in accordance with the Plan of Complete Liquidation and Dissolution are in our best interests and that the Plan of Complete Liquidation and Dissolution represents, in the Board’s opinion, the most prudent way for us to discharge our known liabilities and to provide for any contingent and unknown liabilities. Our Board of Directors’ approval of the Plan of Complete Liquidation and Dissolution is based upon a number of factors described in this Information Statement.

Distributions to Stockholders
The Plan of Complete Liquidation and Dissolution offers the opportunity for holders of our common stock, other than BioScience, to receive a cash distribution of $0.05 per share (but not to exceed an aggregate amount of $872,026 to all holders of our common stock), whereas other alternatives considered by our Board, for example, seeking protection under Federal bankruptcy laws, likely would result in holders of our common stock receiving nothing. The balance of our assets, which are valued at $2,000,000, and the remaining contingency reserve, if any, will be distributed to BioScience, the holder of our preferred stock. As of November     , 2002, the liquidation preference of the shares of preferred stock was in excess of $150,000,000. As of October 16, 2002, our Board of Directors determined that the fair market value of all of our assets to be distributed, net of anticipated obligations, is $2,872,026. BioScience is the sole holder of our preferred stock.

Process Agreement
Pursuant to a Process Agreement between us and Baxter, and notwithstanding the liquidation preference of our preferred stock, Baxter agreed to permit a liquidating distribution to the holders of our common stock as described above. Pursuant to the Process Agreement Baxter acquired the Series B Preferred Stock and converted sufficient preferred stock such that upon the transfer of such stock by Baxter to BioScience, BioScience holds a majority of our outstanding common stock. On November     , 2002, BioScience consented to the adoption of the Plan of Complete Liquidation and Dissolution. See “The Plan of Complete Liquidation and Dissolution—Process Agreement.”

Stockholder Consent
Pursuant to Section 275 of the Delaware General Corporation Law and our Certificate of Incorporation, BioScience, as holder of a majority of the shares of our common stock outstanding and entitled to vote, has approved the Plan of Complete Liquidation and Dissolution by written consent.

Our Conduct Following Adoption of the Plan
Following adoption of the Plan of Complete Liquidation and Dissolution, our activities are limited to winding up our affairs, taking such action as may be necessary to preserve the value of our assets and distributing our assets in accordance with the Plan of Complete Liquidation and Dissolution.

Satisfaction of Liabilities; Contingency Reserve
We are required to pay or provide for payment of all of our liabilities, expenses and obligations in connection with our dissolution. We will pay all of our known obligations or set aside a contingency reserve of cash which we believe will be adequate to pay for those liabilities. Our Board has determined, based upon circumstances existing on October 16, 2002, that a contingency reserve of $2,720,767 will be adequate to provide for such liabilities, expenses and obligations. Any unexpended balance will be distributed to BioScience as the sole holder of our preferred stock.

Timing of Distributions to Our Stockholders
At this time, we cannot set the precise timetable for any distributions; however, we intend to declare the distributions provided for in the Plan of Complete Liquidation and Dissolution as soon as practicable following the filing of our certificate of dissolution in Delaware, which we anticipate will occur in December 2002, and we hope to make the distributions prior to December 31, 2002. In order to be eligible to receive the distribution, a stockholder must be a holder of record of our common stock on the record date set by the Board of Directors for such distribution, which is expected to be the filing date of our certificate of dissolution. The timetable will depend on the timing of the liquidation of our subsidiary, Innovir Laboratories, Inc., which is in process, and our ability to pay, or provide for the payment of, our liabilities and obligations. If we are subject to any contingent or unanticipated liabilities, this could require us to establish additional reserves that could delay any distribution to our stockholders until the claims are resolved.

Liquidating Trust
Pursuant to the Plan of Complete Liquidation and Dissolution, on or prior to December 31, 2002 we will transfer any remaining assets not distributed to our stockholders, including the contingency reserve, to a liquidating trust established by and for the benefit of BioScience, our sole preferred stockholder. The property in the trust will be distributed pursuant to the terms provided in the Plan of Complete Liquidation and Dissolution.

Certain Tax Consequences
We will recognize gain or loss for United States federal income tax purposes on the sales of our assets pursuant to the Plan of Complete Liquidation and Dissolution. Upon distributions of property to stockholders pursuant to the Plan of Complete Liquidation and Dissolution, we will recognize gain or loss as if such property were sold to such recipient at its fair market value, unless certain exceptions to the recognition of gain or loss apply. It is unlikely that there will be any material tax or tax sharing payments payable by us because of our existing net operating losses. As a result of our liquidation, common stockholders (other than BioScience) will recognize gain or loss equal to the difference between the amount of cash distributed to them and their tax basis for their shares of common stock.

Trading of our Common Stock and Final Record Date
Trading of our common stock and publicly traded warrants is conducted on the OTC Bulletin Board, following the delisting of our common stock and publicly traded warrants from the Nasdaq National Market on September 3, 2002. We will close our stock transfer books when we file a certificate of dissolution with the State of Delaware, and stockholders will no longer be able to transfer our common stock or preferred stock, except by will, intestate succession or operation of law, and our preferred stock and common stock will be treated as no longer being outstanding.

No Appraisal or Dissenters Rights
Under the Delaware General Corporation Law, the holders of shares of our common stock and preferred stock are not entitled to appraisal or dissenters rights in connection with the Plan of Complete Liquidation and Dissolution.

RISK FACTORS

IF THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION CANNOT BE IMPLEMENTED, WE WOULD LIKELY NEED TO FILE FOR BANKRUPTCY PROTECTION.

If we are unable to proceed with the Plan of Complete Liquidation and Dissolution, our Board of Directors would attempt to continue exploring alternatives for our wind up, but the most probable alternative would be seeking bankruptcy protection in which event it is highly unlikely there would be any assets available for distribution to our holders of common stock in light of the liquidation preference of our outstanding preferred stock in an aggregate amount in excess of $150,000,000, which substantially exceeds the value of our assets. In a bankruptcy proceeding, the equity interests of our common holders would likely be subordinated to the interests of our creditors and our preferred holder. Any alternative to the Plan of Complete Liquidation and Dissolution that we select may have unanticipated negative consequences.

OUR AUDITORS HAVE ISSUED A “GOING CONCERN” AUDIT OPINION.

The auditor’s report on our consolidated financial statements for the fiscal year ended December 31, 2001 states that because of our recurring losses and negative cash flow from operations and our need for continued working capital, there was substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. As a result of the decision in the second quarter of 2002 to wind up operations, significant charges were recorded due to the impairment of certain assets since December 31, 2001.

OUR COMMON STOCK IS TRADED ON THE OTC BULLETIN BOARD AND YOU MAY NOT BE ABLE TO BUY OR SELL SHARES OF OUR COMMON STOCK AT ALL IF WE CLOSE OUR STOCK TRANSFER BOOKS.

We were unable to satisfy the requirements for continued listing of our common stock and publicly traded warrants on the Nasdaq National Market and consequently our securities were delisted from trading by Nasdaq on September 3, 2002. As a result, our common stock and publicly traded warrants recently began trading on the OTC Bulletin Board which may cause trading in our securities to decrease substantially or cease altogether, and the market price of our common stock could decline further. In addition, we will close our stock transfer books after the filing of the certificate of dissolution in Delaware, after which you will no longer be able to transfer shares of common stock and preferred stock, except by will, intestate succession or operation of law, and our the preferred stock and the common stock will be treated as no longer being outstanding.

WE CAN ONLY ESTIMATE THE AMOUNT OF THE LIQUIDATION DISTRIBUTIONS AT THIS TIME AND WE DO NOT KNOW THE EXACT TIMING OF THE DISTRIBUTION.

The Plan of Complete Liquidation and Dissolution provides that $0.05 per share (but not to exceed an aggregate amount of $872,026 to all holders of common stock) will be paid in cash to each common stockholder of record (other than BioScience) on the date our certificate of dissolution is filed in Delaware and that the balance of our assets, other than the contingency reserve, will be distributed to the holders of our preferred stock. We expect to make such distribution as soon as possible following the filing of our certificate of dissolution in Delaware, which we anticipate to occur in December 2002, and we hope to make such distribution by December 31, 2002. However, the distribution of our assets to stockholders may be delayed or the amount may be less than we estimate due to a number of reasons, including additional claims or expenses not currently known or anticipated by us.

EACH STOCKHOLDER COULD BE LIABLE TO RETURN SOME OR ALL OF THE AMOUNT RECEIVED FROM US IF THE AMOUNT OF OUR CONTINGENCY RESERVE DOES NOT COVER ALL OF OUR LIABILITIES AND EXPENSES.

Following the adoption of the Plan of Complete Liquidation and Dissolution, a certificate of dissolution will be filed with the State of Delaware thereby dissolving our corporation. Under the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for a longer period if the Delaware Court of Chancery requires us to, for the purpose of prosecuting and defending suits against us and enabling us to dispose of our property, to discharge liabilities and to distribute to our stockholders any remaining assets.

Under Delaware law, if we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each common and preferred stockholder could be held liable for payment to our creditors of that stockholder’s proportional share of amounts owed to creditors in excess of the contingency reserve. In that regard, the stockholder’s liability would be limited to the amounts previously received from us. Accordingly, each stockholder could be required to return all distributions previously made to such stockholder. In such an event, the common and preferred stockholders could receive nothing from us under the Plan of Complete Liquidation and Dissolution. Moreover, the common and preferred stockholders could incur a net tax cost if such stockholders paid taxes on the amounts received from us and then had to repay such amounts back to our creditors. Unless the common and preferred stockholders are able to get a corresponding reduction in taxes in connection with that repayment, the common and preferred stockholders may end up having paid taxes on monies that they have had to return.

We cannot assure you that the contingency reserve established by us will be adequate to cover all of our expenses and liabilities.

WE MAY NOT BE ABLE TO RETAIN EXISTING PERSONNEL IN WHICH CASE OUR PLAN MAY NOT SUCCEED.

The success of the Plan of Complete Liquidation and Dissolution depends in part upon our ability to retain the services of at least one of our remaining two employees or to attract a qualified replacement. The retention of qualified personnel is particularly difficult in our condition under the current circumstances. Each of the remaining two employees was a party to a retention agreement with us, which agreements terminated on September 30, 2002 and resulted in a retention payment to each employee. Each of the remaining two employees is employed by us “at-will,” which means either the employee or we can terminate the employment relationship at any time. If both employees terminated their employment prior to the establishment of the liquidating trust, we would need to attract a qualified replacement. See “Interest of Certain Persons in Matters to be Acted Upon; Potential Conflicts of Interest.”

THE HOLDER OF A MAJORITY OF OUR COMMON STOCK AND ALL OF OUR PREFERRED STOCK MAY HAVE INTERESTS THAT CONFLICT WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS

BioScience, the holder of a majority of our outstanding common stock and all of our preferred stock, may have interests that conflict with the interests of our other stockholders. Baxter, the owner of BioScience, acquired the Series B Preferred Stock, converted sufficient preferred stock such that upon the transfer of such stock by Baxter to BioScience, BioScience now holds a majority of our outstanding common stock and has consented to the adoption of the Plan of Complete Liquidation and Dissolution, which is a procedure that has been supported by Baxter and BioScience. Under the Plan of Complete Liquidation and Dissolution, BioScience will be distributed assets valued at $2,000,000 and the remaining contingency reserve, if any.

OUR LARGEST STOCKHOLDER IS IN A POSITION TO EXERCISE SUBSTANTIAL CONTROL OVER OUR AFFAIRS.

As of the date our Board approved the Plan of Complete Liquidation and Dissolution, our officers and directors beneficially owned approximately 3% of our common stock. At that time, Baxter did not have a representative on our Board and none of our officers, directors or employees was affiliated with Baxter. On November 1, 2002, Baxter increased its ownership from 17% to 51% of our outstanding common stock and transferred such shares to BioScience. As the holder of a majority of our outstanding common stock, BioScience will be able to exercise a controlling influence over all matters requiring approval of our stockholders including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. We also need Baxter’s consent, under a 1999 agreement, to sell substantially all the operating assets of Nexell of California, Inc., our principal subsidiary. After the Board approved the Plan of Complete Liquidation and Dissolution, Victor W. Schmitt, President, Venture Management of Baxter and President of BioScience, was appointed to our Board, effective as of October 17, 2002, by a vote of the Board. Because we were aware of the possibility that, following our Board’s adoption of the Plan of Complete Liquidation and Dissolution, many, if not all, of the directors would resign given our liquidation and dissolution, Baxter had agreed under the terms of the Process Agreement to permit Mr. Schmitt to serve as a director. On November 1, 2002, board members Richard L. Dunning, William A. Albright, Jr., Daniel Levitt, Richard Casey and C. Richard Piazza resigned. Our sole remaining director is Victor W. Schmitt. Further, on November 1, 2002, Mr. Albright resigned as President, Chief Executive Officer, Chief Financial Officer and Treasurer and Wayne A. Tyo resigned as Secretary, though both have remained as employees. Mr. Schmitt has been appointed to such offices.

BACKGROUND AND SUMMARY OF SIGNIFICANT DEVELOPMENTS

We have been in the process of winding up our operations since May 15, 2002. Since then we have conducted no operations other than those required in connection with this winding up and have reduced our work force to two employees.

We were incorporated in Delaware in 1986. We became a publicly traded company in 1990. Our significant operating activities began with our December 1997 acquisition of the business of the Immunotherapy Division (the “Division”) of the Biotech Business Group of Baxter. See “Interests of Certain Persons in Matters to be Acted Upon; Potential Conflicts of Interest—Relationship and Related Transactions with Baxter.”

In 2000, our management identified two distinct market opportunities for our technology. In addition to the historical business of developing and commercializing cell processing systems and other tools for ex vivo cell manipulation, so called “Toolbox” products, our management identified an opportunity to develop proprietary biopharmaceutical products based on the use of cells as drugs. Our management’s estimates indicated that we would be unable to achieve break-even cash flow for the Toolbox business without raising additional financing. We believed we would be better able to stretch existing cash and would have a better opportunity to obtain additional financing necessary to continue development of our cellular drug products by eliminating the negative cash flows associated with the Toolbox business. In August 2001, we entered into a series of agreements with Baxter pursuant to which, among other things, we licensed to Baxter on an exclusive worldwide basis the sales, marketing and distribution rights for Isolex® and our other Toolbox products (the “Toolbox Transaction”). Pursuant to the Toolbox Transaction, Baxter offered certain of our employees positions with Baxter and we reduced our permanent workforce from 105 at December 31, 2000 to 24. As a result of the Toolbox Transaction, substantially all of our revenue-producing activities ceased, and we focused our efforts on development of proprietary cellular therapy products. To date, we have been unsuccessful in commercializing any cell-based therapy products. See “Interest of Certain Persons in Matters to be Acted Upon; Potential Conflicts of Interest—Relationship and Related Transactions with Baxter Healthcare Corporation.”

The report from our independent auditors for the fiscal year ended December 31, 2001 contained an explanatory paragraph that described substantial doubt as to our ability to continue as a going concern due to recurring losses from operations, negative cash flow from operations and the need for continued funding. In our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, we indicated that existing cash and cash equivalents would be insufficient to fund normal operations beyond June 2002. Our management’s plans to continue as a going concern relied on raising additional financing, reducing operating expenses, liquidating certain assets and/or other restructuring alternatives.

An effort to raise funds through a private placement of equity securities was terminated in the first quarter of 2002 principally so that we could focus efforts on potential business combinations. From January through early May 2002, as described below, we had discussions with third parties regarding possible merger and/or sale of assets transactions and retained an investment banker from February though March 15, 2002 in connection with potential transactions. However, we were not successful in reaching agreement with any such third party.

From January through the end of April 2002, we had discussions with one privately held biotechnology company regarding a potential business combination. Initially, the discussions concerned a possible merger transaction in which the surviving corporation would be the privately held company and either cash or stock would be distributed to our stockholders. However, the privately held company terminated discussions regarding any merger, and instead proposed a transaction where it would acquire certain of our cell-therapy assets pursuant to an asset purchase agreement and prepackaged bankruptcy proceeding for total consideration nominally valued at $45,000,000, consisting of $8,000,000 in cash to our common stockholders (other than Baxter) and equity (nominally valued at $37,000,000) of the private company to Baxter. The proposed transaction also would have required an additional cash investment by Baxter in the private company. However, prior to any agreement on terms being reached, the privately held company terminated discussions.

From February until May 2002, we also had discussions with a privately held biotechnology company regarding a potential business combination. These discussions concerned a potential stock-for-stock merger in which we would be the surviving corporation, the consideration to be paid to the stockholders of the private company would be our common stock, and, following the transaction, our common stockholders would own approximately two-thirds of the equity of the combined company. However, the parties (including the principal stockholders of each company) could not reach agreement on the provision of sufficient interim and ongoing funding to support the operations of the combined company and the discussions terminated in the first week of May 2002.

In May 2002, we received a proposal from another privately held biotechnology company to acquire certain of our patents and patent applications for $1,000,000. However, we never reached any agreement with the third party regarding this proposal.

After exploring these alternatives and concluding that there were no acceptable offers to acquire or merge with us or to invest in our operations, we announced on May 15, 2002 that our Board of Directors had authorized management immediately to begin the orderly wind-up of our operations, including a reduction from 23 permanent, full-time employees to three employees (since decreased to two due to a voluntary resignation). In reaching its decision that a wind-up would be in our best interests, our Board of Directors considered a number of factors, including the following: (1) our financial condition had been deteriorating, and that, as we indicated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, existing cash and cash equivalents would be insufficient to fund normal operations beyond June 2002; (2) the conditions for raising capital by biotechnology companies were difficult, particularly for companies involved in stem cell research technology; and (3) our lengthy and unsuccessful efforts to raise capital or effect a business combination or sale of assets as described above.

In May 2002, we retained Odyssey Capital Group, LLC, an independent third-party financial advisor, to provide financial advisory services to us through October 1, 2002. In our agreement with Odyssey Capital Group, we agreed to pay Odyssey Capital Group at the rate of $300 per each hour of service to us.

Since May 15, 2002, we have considered liquidation alternatives available to us in effecting the wind up, including (a) liquidation by our management without the institution of formal liquidation proceedings, (b) execution of an assignment for the benefit of creditors, (c) filing a petition under chapter 7 of the United States Bankruptcy Code and (d) filing a petition under chapter 11 of the United States Bankruptcy Code.

In a liquidation by our management without the institution of formal liquidation proceedings, once sufficient assets were sold to raise enough cash to pay all of our creditors, any remaining assets would be either sold or distributed in kind, along with any remaining cash, to our stockholders in their respective liquidation priorities and we would then be dissolved under applicable non-bankruptcy law. An assignment for the benefit of creditors would involve a transfer of all of our assets to an entity that acts as a trustee. The trustee then would liquidate those assets and distribute the proceeds of the liquidation to creditors. Once all creditors were paid in full, the trustee would return any remaining assets to us for distribution to our stockholders (in their respective liquidation priorities) and we would be dissolved under applicable non-bankruptcy law. In a chapter 11 bankruptcy, our assets would be transferred to a new entity, the bankruptcy estate, the affairs of which would typically be controlled by us as the debtor in possession. In chapter 11 cases, the United States Trustee (a division of the Justice Department charged with overseeing bankruptcy matters) may appoint official committees of the bankrupt’s creditors and equity holders. These committees would be charged with overseeing the bankruptcy case on behalf of their constituencies and could retain professionals (attorneys, accountants, financial advisors, etc.) to assist them in carrying out their duties. Chapter 11 cases end by either being converted to cases under chapter 7 or with the confirmation of a plan of reorganization. The plan of reorganization would specify the manner in which the bankruptcy estate’s assets would be distributed (within the confines of certain limits specified in the Bankruptcy Code). The bankruptcy estate’s assets in a chapter 7 case would be controlled, from the outset, by a trustee. The trustee would liquidate the assets and distribute the assets in accordance with priorities established under the Bankruptcy Code.

In any of the foregoing procedures, in light of the substantial liquidation preference of our outstanding preferred stock, there would be no remaining value available for distribution to the holders of common stock. Also, the first two alternatives above would not relieve our need to dissolve under Delaware law. For those reasons, and as described below, our Board of Directors ultimately concluded that the Plan of Complete Liquidation and Dissolution was advisable.

Since the May announcement we have focused on paying creditor obligations, reducing and eliminating future commitments, selling certain fixed assets and exploring the liquidation of other assets. We have significantly reduced creditor obligations and believe that we are substantially current on all such obligations. We also completed the assignment of our facility lease which represented our largest fixed commitment. In July 2002, we completed the sale of certain fixed assets for $378,000 to a third party. We liquidated remaining fixed assets, inventories and supplies through an auction on August 29, 2002, yielding net proceeds of approximately $114,000. In October, 2002, we sold all our shares of common stock of Epoch Biosciences, Inc. to an unaffiliated third party for $457,143.

On July 29, 2002, Victor W. Schmitt, an employee of Baxter, sent a letter to Richard L. Dunning, our chairman, expressing Baxter’s interest in preserving our maximum value by promptly winding up our affairs and commencing an orderly liquidation of our assets. Mr.

Schmitt’s letter stated that although Baxter believes that by virtue of the liquidation preference of the preferred stock, it is entitled to all of the equity that currently exists in our assets, to facilitate our wind up, Baxter would be willing to agree to a cash distribution to holders of our common stock, other than Baxter or its affiliates. The amount of the cash distribution was not specified. In order to implement the liquidation, Baxter proposed to accelerate the exercise of the put rights by the holders of our Series B Preferred Stock, and following such exercise—and the adjustment of the conversion price of the Series B Preferred Stock to a weighted average price consistent with the Side Letter Agreement dated November 24, 1999—Baxter would convert so much of the Series B Preferred Stock as would give Baxter a majority of the outstanding shares of our common stock. As majority holder, Baxter would then approve a plan of liquidation and dissolution following its adoption by our Board of Directors.

Following receipt of Mr. Schmitt’s letter, our management and advisors were authorized by our Board of Directors to review the matters raised in Mr. Schmitt’s letter, to discuss with Baxter the potential liquidating distribution to holders of our common stock (other than Baxter) and, if deemed appropriate, to prepare a plan of liquidation and dissolution and related agreements reflecting the transactions outlined in Mr. Schmitt’s letter, together with a proposed timeline to complete the liquidation.

During August, September and the first two weeks of October 2002, our management and advisors discussed and negotiated with Baxter and its advisors the terms of the Plan of Complete Liquidation and Dissolution and Process Agreement. See “Plan of Complete Liquidation and Dissolution.”

On October 16, 2002, our Board of Directors unanimously adopted the Plan of Complete Liquidation and Dissolution. In arriving at its conclusion, our Board of Directors considered a number of factors, including the alternatives to the Plan of Complete Liquidation and Dissolution described in more detail above, such as seeking protection under Federal bankruptcy laws. Prior to and at the meeting of the Board on October 16, 2002, the Board analyzed the results of management’s investigation of various alternative scenarios. The Board had been kept informed continuously of our business affairs and financial condition, and during 2002 had eight meetings. In addition, our Board determined that a reasonable valuation of all our assets is $5,592,792, which amount is substantially below the liquidation preference of the preferred stock, and determined the amount of an appropriate contingency reserve based upon circumstances existing at the time. Our Board analyzed the Plan of Complete Liquidation and Dissolution and the Process Agreement. In light of our wind up, our lack of any alternatives which would permit us to continue operating, and the substantial liquidation preference of our preferred stock, our Board determined that there were no comparable alternatives to the Plan of Complete Liquidation and Dissolution and that distribution to the common stockholders (other than Baxter or its affiliates) of $0.05 per share would return the greatest value to our common stockholders. Our Board also determined that liquidation would prevent further erosion of stockholders’ equity through continuing net losses and market declines.

THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

General

The Plan of Complete Liquidation and Dissolution was adopted by our Board of Directors on October 16, 2002, and on             , 2002, by the written consent of BioScience, as the holder of a majority of the outstanding shares of common stock. The material features of the Plan of Complete Liquidation and Dissolution are summarized below. A copy of the Plan of Complete Liquidation and Dissolution is attached as Annex A to this Information Statement. You are urged to read the Plan of Complete Liquidation and Dissolution in its entirety.

Approval of our Board of Directors and Reasons for Adopting the Plan of Complete Liquidation and Dissolution

Our Board of Directors determined that it is in the best interests of the Company to implement the Plan of Complete Liquidation and Dissolution and provide for payment of our obligations and liquidating distributions to our stockholders. The Board further determined that, in its opinion, the Plan of Complete Liquidation and Dissolution represents the most prudent way for us to discharge our known liabilities, to provide for contingent and unknown liabilities, and to provide for distributions to our stockholders. The Plan of Complete Liquidation and Dissolution provides for the holders of record of our common stock, other than BioScience, on the record date set by the Board of Directors, which is expected to be the date our certificate of dissolution is filed in Delaware, to receive a cash distribution of $0.05 per share (but not to exceed an aggregate amount of $872,026 to all holders of common stock) and that the balance of our remaining assets, other than the contingency reserve, will be distributed to BioScience, as the sole holder of the preferred stock. Any unexpended portion of the contingency reserve will be distributed to BioScience, as the sole holder of the preferred stock.

Our Board also determined that our liquidation and dissolution will be more beneficial to our common stockholders than would any available alternative thereto, including bankruptcy, because, in light of the liquidation preference of the holders of our preferred stock, in any alternative transaction our holders of common stock would likely receive nothing.

Following dissolution, we will continue our corporate existence under the Delaware General Corporation Law solely for the purpose of engaging in activities appropriate for or consistent with the winding up and liquidation of our business and affairs. This will permit us to take the steps necessary to discharge our liabilities to the fullest extent possible and to provide for the distribution of our remaining funds or assets to our preferred and common stockholders. Following dissolution, we will not be authorized to engage in any business activities other than those related to the winding-up of our affairs and preserving the value of our remaining assets pending the distribution thereof, thus limiting our exposure for business activities unrelated to the liquidation of our assets and the winding-up of our business.

The anticipated tax treatment of the Plan of Complete Liquidation and Dissolution is set forth under “Certain Federal Income Tax Consequences.” No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Complete Liquidation and

Dissolution and we will not seek an opinion of counsel with respect to the anticipated tax treatment. The failure to obtain a ruling from the IRS or an opinion of counsel results in less certainty that the anticipated tax treatment summarized therein will be obtained. If any of the conclusions stated under “Certain Federal Income Tax Consequences” proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation. If it were to be determined that distributions made pursuant to the Plan of Complete Liquidation and Dissolution were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary rates if results of our operations for 2002 produce earnings and profits for tax purposes. It is unlikely that there will be any material tax or tax sharing payments payable by us because of our existing net operating losses.

Process Agreement

Pursuant to a Process Agreement between us and Baxter (a copy of which is attached hereto as Annex B), and notwithstanding the liquidation preference of the holders of Series A Preferred Stock and Series B Preferred Stock in the aggregate amount of approximately $151,000,000 as of October 16, 2002, Baxter agreed to permit a liquidating distribution to the holders of our common stock (other than BioScience) in an amount of $0.05 per share (but not to exceed an aggregate amount of $872,026 to all holders of our common stock). The Series B Preferred Stock was previously held by John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company, Investors Partner Life Insurance Company, Lincoln National Life Insurance Company, Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and Metropolitan Life Insurance Company. On October 23, 2002 Baxter acquired the Series B Preferred Stock from these institutional investors for an aggregate payment by Baxter to them of $72,658,868. The Series B Preferred Stock was subject to certain put rights granted by Baxter International Inc. on November 24, 1999, pursuant to which Baxter International Inc. was obligated to purchase such shares, at the option of the holders of such shares, for $72,658,868 plus an interest factor. The put rights were exercisable during the two years beginning November 24, 2002. Baxter exercised the put rights in full on October 31, 2002, and, in consideration of the benefits afforded to us and holders of our common stock (other than BioScience) pursuant to the Process Agreement, we agreed to the acceleration of the exercisability of the put rights. The parties also agreed, pursuant to the terms of a Side Letter Agreement dated November 24, 1999 (a copy of which is attached hereto as Annex C), among Baxter International Inc., Paramount Capital Asset Management Inc., and our former directors and/or significant stockholders Lindsay A. Rosenwald, M.D., Donald G. Drapkin, Richard L. Dunning, Laurence D. Fink, Eric A. Rose, M.D., and us that the conversion price of the Series B Preferred Stock in the hands of Baxter following the exercise of the put rights would be adjusted to a price of $0.09 per share. The conversion price of the Series B Preferred Stock immediately prior to October 31, 2002, was $10.218. On November 1, 2002 Baxter converted 1,321 shares of the Series B Preferred Stock into 14,677,631 shares of our common stock, such that upon the transfer by Baxter of such stock to BioScience, BioScience held a majority of the then outstanding shares of our common stock. On November             , 2002, BioScience executed a written consent approving the Plan of Complete Liquidation and Dissolution. The remaining Series B Preferred Stock and all of the Series A Preferred Stock were not converted to common stock and retain their liquidation preference in the aggregate amount in excess of $150,000,000.

Plan Expenses and Indemnification

The Plan of Complete Liquidation and Dissolution specifically authorizes us to indemnify our officers and members of our Board of Directors pursuant to our Certificate of Incorporation and Bylaws or the Delaware General Corporation Law or otherwise. We have previously entered into indemnification agreements with our directors, indemnifying them to the fullest extent authorized under the Delaware General Corporation Law.

In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Complete Liquidation and Dissolution, we may pay any brokerage, agency, professional and other fees and expenses of persons rendering services to us in connection with the collection, sale, exchange or other disposition of our property and assets and the implementation of the Plan of Complete Liquidation and Dissolution.

We will continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and Bylaws and our contractual arrangements, for actions taken in connection with the Plan of Complete Liquidation and Dissolution and the winding up of our affairs. Our Board of Directors is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover such obligations.

Liquidation Analysis And Estimates

Set forth below are the estimates of our Board of Directors and management of the potentially realizable values for our assets, estimated liabilities and estimated net costs of operations from October 16, 2002 until the payment of liquidation proceeds has been completed. The estimated liabilities assume the successful resolution of certain current and long-term liabilities. These liabilities also include the costs associated with implementing the Plan of Complete Liquidation and Dissolution. The information contained in the chart below is current as of October 16, 2002 and has not materially changed as of the date of this Information Statement. There can be no assurance, however, that we will be able to dispose of any of our assets or settle our liabilities at the indicated values, and we have not sought current, independent appraisals for any of our assets.

Estimated Values of the Assets
Cash and cash equivalents	$2,818,682
Short term marketable securities	457,143
Other current assets	316,967
Fixed assets, net	0
Intangible assets, net	2,000,000
Total Assets	$5,592,792

Estimated Liabilities
Accounts payable	$341,142
Accrued payroll, severance and benefits	180,386
Other accrued expenses	250,000
Liability reserve	472,960
Total estimated liabilities	$1,244,488

Estimated Net Operating Costs
Compensation for liquidation personnel	$406,550
Legal, audit and other professional fees	635,000
Insurance and facility costs	434,728
Total estimated operating costs, net	$1,476,278

Estimated Distribution to Common Stockholders (other than BioScience) at $0.05 per share	$872,026
Estimated Value of Assets Available for Distribution to Preferred Stockholders	$2,000,000

The method used by our Board of Directors and management in estimating the values and value ranges of our assets are inexact and may not approximate values actually realized. Our Board of Directors’ assessment assumes that the estimate of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent liabilities that may materialize. For all these reasons, we cannot assure you that the actual net proceeds distributed to stockholders in liquidation will not be significantly less than the estimated amount shown.

Principal Provisions of the Plan of Complete Liquidation and Dissolution

Once the Plan of Complete Liquidation and Dissolution is effective, the steps below will be completed at such times as the Board of Directors deems necessary, appropriate or advisable. The adoption of the Plan of Complete Liquidation and Dissolution constitutes full and complete authority for the Board of Directors and our officers, without further stockholder action, to proceed with our dissolution and liquidation in accordance with any applicable provision of the Delaware General Corporation Law, including, without limitation, Section 281(b) thereof.

(a)
A Certificate of Dissolution will be filed with the State of Delaware pursuant to Section 275 of the Delaware General Corporation Law. Our dissolution will become effective, in accordance with Section 275 of the Delaware General Corporation Law, upon proper filing of the Certificate of Dissolution with the Secretary of State (the “Dissolution Date”). Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the Dissolution Date or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

(b)
From and after the Dissolution Date, to the extent we have not already done so, we will cease all of our business activities and shall withdraw from any jurisdiction in which we are qualified to do business, except and insofar as necessary for the sale of our remaining assets, and for the proper winding up pursuant to Section 278 of the Delaware General Corporation Law.

(c)
We will make liquidating distributions of some of our remaining funds and some unsold assets, if any, in cash or in kind, to the holders of record of preferred stock and common stock at the close of business on the Dissolution Date. The Plan of Complete Liquidation and Dissolution provides that $0.05 per share (but not to exceed an aggregate amount of $872,026 to all holders of common stock) will be paid in cash to each common stockholder (other than BioScience) and the balance of our assets, other than the contingency reserve, will be distributed to the holders of our preferred stock; any unexpended portion of the contingency reserve will be distributed to the holders of our preferred stock. All determinations as to the time for and the amount and kind of distribution to stockholders will be made by the Board of Directors in its absolute discretion and in accordance with Section 281 of the Delaware General Corporation Law. No assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims, and to make any cash distributions to stockholders.

(d)	We will close our stock transfer books and discontinue recording transfers of shares of preferred stock and common stock on the Dissolution Date, at which time our capital stock and stock certificates evidencing the preferred stock and the common stock will be treated as no longer being outstanding.

Sales of our Remaining Assets

The Plan of Complete Liquidation and Dissolution gives the Board of Directors the authority to sell certain of our remaining assets before or after the Dissolution Date. Our only significant remaining assets to be sold under the Plan of Complete Liquidation and Dissolution consisted of common stock of Epoch Biosciences, Inc. Epoch Biosciences, Inc. is a company whose shares are publicly traded on the Nasdaq National Market. In October 2002, we sold all of our shares of common stock of Epoch Biosciences, Inc., at the price of $1.00 per share, to an unaffiliated third party for $457,153.

Distribution to Common Stockholders

The Plan of Complete Liquidation and Dissolution provides that each common stockholder of record (other than BioScience) on the record date set by our Board of Directors for such distribution, which is expected to be the date that the certificate of dissolution is filed with the Delaware Secretary of State, will receive a distribution of $0.05 per share in cash (but not to exceed an aggregate of $872,026 to all such holders of common stock), notwithstanding the liquidation preference of the preferred stock.

Assets to be Distributed to Holders of Preferred Stock

The Plan of Complete Liquidation and Dissolution provides that other than the cash distributions to our common stockholders the balance of our assets (other than the contingency reserve) will be distributed to the holders of our preferred stock. The assets to be distributed to the holders of preferred stock generally consist of stock of our subsidiaries, including Nexell of California, Inc., certain minority interests in several privately held corporations, certain patents, trademarks, copyrights and intellectual property rights, and certain contracts, for which our Board determined the fair market value to be $2,000,000. For information regarding certain of the patents and licenses, see “Business—Patents and Licenses.” As of the date our Board of Directors approved the Plan of Complete Liquidation and Dissolution, our Board determined that the fair market value of all our assets was $5,592,792, which amount is significantly below the liquidation preference of our preferred stock.

Our Conduct Prior to and Following Adoption of the Plan of Complete Liquidation and Dissolution

Since the May 15, 2002 announcement that we were winding up operations, we have ceased most activities and scaled back operations to a level designed to allow us to sell or liquidate our assets in a manner that takes into account the interests of our stockholders and creditors. Since May 15, 2002, we considered alternatives available to us in effecting the wind-up including liquidation or reorganization under the Federal Bankruptcy laws and dissolution under Delaware law and we have focused on paying creditor obligations, reducing and eliminating future commitments, selling certain fixed assets and exploring the liquidation of other assets. We have significantly reduced creditor obligations and believe that we are substantially current on all such obligations. We also completed the assignment of our facility lease which represented our largest fixed commitment. In July 2002, we completed the sale of certain fixed assets for $378,000 to a third party. We liquidated certain remaining fixed assets, inventories and supplies through an auction on August 29, 2002, yielding net proceeds of approximately $114,000. In October, 2002 we sold all our shares of common stock of Epoch BioSciences to an unaffiliated third party for $457,143.

Following the Dissolution Date, our activities will be limited to winding up our affairs, taking such action as may be necessary to preserve the value of our assets and distributing our assets in accordance with the Plan of Complete Liquidation and Dissolution. We will seek to distribute or liquidate all of our assets in such manner and upon such terms as the Board of Directors determines to be in the best interests of our stockholders and creditors.

Pursuant to the Plan of Complete Liquidation and Dissolution, we will continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and Bylaws and our contractual arrangements, for actions taken in connection with the Plan of Complete Liquidation and Dissolution and the winding up of our affairs. Our Board of Directors is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover our indemnification obligations under the Plan of Complete Liquidation and Dissolution.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

Under the Delaware General Corporation Law, we are required, in connection with our dissolution, to the fullest extent possible, to pay or provide for payment of all of our liabilities and obligations. Following the Dissolution Date, we will pay, to the extent of our funds and assets available, all expenses and fixed and other known liabilities, or set aside as the contingency reserve, assets which we believe to be adequate for payment thereof as well as unknown and contingent liabilities. Amounts in the contingency reserve will be distributed to our stockholders to the extent not required for the foregoing liabilities, obligations and expenses.

Because we have been in the process of winding-up our business since May 15, 2002, we have undertaken limited operations and have closely monitored expenses and our known liabilities. In light of those circumstances, we have currently estimated the amount of the contingency reserve at $2,720,767 as set forth in the Plan of Complete Liquidation and Distribution. This amount is based upon estimates and opinions of our management and Board of Directors as to known expenses and liabilities and reasonably foreseeable liabilities and is derived from review of our estimated expenses, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, payroll and other taxes payable, miscellaneous expenses and expenses accrued in our financial statements. There can be no assurance that the contingency reserve in fact will be sufficient.

We will transfer any unexpended amounts remaining in the contingency reserve and any other remaining assets to a liquidating trust established for the benefit of BioScience (subject to the claims of creditors), which property would thereafter be distributed on terms and conditions contained in the liquidating trust agreement. The purpose of a liquidating trust will be to distribute such property after paying those of our liabilities, if any, assumed by the trust, to our stockholders who are beneficiaries of the trust. The liquidating trust will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities which remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets, if any. After the liabilities, expenses and obligations for which the contingency reserve had been established have been resolved, satisfied or provided for in full, the trustee is authorized to distribute to BioScience any remaining portion of the contingency reserve.

The Plan of Complete Liquidation and Dissolution provides that we will transfer to the liquidating trust the contingency reserve and all assets not distributed to stockholders by December 31, 2002, provided that the certificate of dissolution shall have been previously filed. The liquidating trust is being used to establish, under the Code, that we have been liquidated for all Federal income tax purposes as of the date in 2002 that our assets are transferred to the liquidating trust, and thus, the holders of our common stock and preferred stock can recognize in 2002 any gain or loss from the disposition of such stock pursuant to the liquidation. A form of the liquidating trust agreement is set forth on Schedule E to the Plan. The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust. Avidity Partners, LLC of Naperville, Illinois has been selected as such trustee on the basis of, among other things, the experience of such entity and its management in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust. Avidity Partners, LLC will be compensated at the rate of $250 per hour for the services of John J. Ray and $75-$185 per hour for support staff, which hourly rates are subject to an increase as of January 1 but not greater than 10% increase per year. The stockholder consent to which this Information Statement relates constitutes the approval of the Plan of Complete Liquidation and Dissolution and the approval of a trustee and the liquidating trust agreement.

The liquidating trust will be evidenced by the liquidating trust agreement between us and the trustee. Pursuant to the liquidating trust agreement, the trust property will be transferred to the trustee, to be held in trust for the benefit of the beneficiaries subject to the terms of the trust agreement and claims of creditors. The interests will be evidenced only by the records of the trust and there will be no certificates or other tangible evidence of such interests. It is anticipated that the interests in any such trusts will not be transferable; hence, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust, the recipients of the interests will not realize the value thereof unless and until such liquidating trust distributes cash or other assets to them. Pursuant to the liquidating trust agreement, the trust will be irrevocable and will terminate after the earlier of (x) the trust property having been fully distributed, or (y) the third anniversary of the creation of the trust.

ALTHOUGH OUR BOARD HAS DETERMINED THAT WE ARE SUBSTANTIALLY CURRENT WITH ALL OUR CREDITORS AND THAT WE HAVE ESTABLISHED AN ADEQUATE CONTINGENCY RESERVE, UNDER DELAWARE LAW, IN THE EVENT WE FAIL TO CREATE AN ADEQUATE CONTINGENCY RESERVE FOR PAYMENT OF OUR EXPENSES AND LIABILITIES, OR SHOULD SUCH CONTINGENCY RESERVE AND THE ASSETS HELD BY THE LIQUIDATING TRUST BE EXCEEDED BY THE AMOUNT ULTIMATELY FOUND PAYABLE IN RESPECT OF EXPENSES AND LIABILITIES, EACH STOCKHOLDER COULD BE HELD LIABLE FOR THE PAYMENT

TO CREDITORS OF SUCH STOCKHOLDER’S PRO RATA SHARE OF SUCH EXCESS, LIMITED TO THE AMOUNTS THERETOFORE RECEIVED BY SUCH STOCKHOLDER FROM US OR FROM THE LIQUIDATING TRUST.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust, a creditor of ours could seek an injunction against the making of distributions under the Plan of Complete Liquidation and Dissolution on the ground that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan of Complete Liquidation and Dissolution.

Amendment

Under the Plan of Complete Liquidation and Dissolution, the Board of Directors may not modify or amend the Plan of Complete Liquidation and Dissolution in a manner that is materially adverse to any of our stockholders without the consent of the holders of a majority of our common stock.

Effect of Plan of Complete Liquidation and Dissolution on Our Outstanding Warrants

There are currently outstanding Class A Warrants to purchase 1,500,000 shares of common stock for a price of $.04 per share, all of which warrants are owned by BioScience. Under the Process Agreement, Baxter agreed not to exercise the Class A Warrants unless the Plan of Complete Liquidation and Dissolution is not carried out as contemplated by the Process Agreement. BioScience also owns warrants to purchase 1,300,000 shares of common stock at an exercise price of $4.60 per share expiring May 27, 2006 which it has agreed not to exercise unless the Plan of Complete Liquidation and Dissolution is not carried out as contemplated by the Process Agreement.

There are currently outstanding Class B Warrants to purchase 808,686 shares of common stock for a price of $11.129 per share, all of which warrants are owned by BioScience. Under the Process Agreement, Baxter agreed not to exercise the Class B Warrants unless the Plan of Complete Liquidation and Dissolution is not carried out as contemplated by the Process Agreement.

There are currently outstanding 1,303,923 publicly-traded warrants expiring June 20, 2006 to purchase 8,501,577 shares of common stock. The current exercise price for the publicly-traded warrants is $.2359 per share of common stock and each warrant is exercisable for 6.52 shares of our common stock. Although the terms of the publicly traded warrants provide for anti-dilution protection in certain events, it is not expected that prior to the record date for the liquidating distribution to our common stockholders there will be any adjustments to the exercise price of these warrants to a price equal to or less than $0.05 per share.

Reporting Requirements

Whether or not the Plan of Complete Liquidation and Dissolution is authorized and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the Plan of Complete Liquidation and Dissolution is authorized and approved, in order to curtail expenses, we will, after filing our certificate of dissolution, seek relief from the Securities and Exchange Commission (the “SEC”) from these reporting requirements or seek to de-register our securities under the Exchange Act.

Trading of the Common Stock and Interests in any Liquidating Trust

We will close our stock transfer books when we file a certificate of dissolution with the State of Delaware, and stockholders will no longer be able to transfer our common stock or preferred stock, except by will, intestate succession or operation of law, and our capital stock and stock certificates evidencing the preferred stock and the common stock will be treated as no longer being outstanding.

The interests in the liquidating trust for those stockholders who are beneficiaries are not expected to be transferable.

Regulatory Approvals

No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

ABSENCE OF APPRAISAL OR DISSENTERS RIGHTS

Under the applicable provisions of the Delaware General Corporation Law and our Certificate of Incorporation, our stockholders are not entitled to appraisal or dissenters rights with respect to the Plan of Complete Liquidation and Dissolution.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the material Federal income tax consequences of the transactions contemplated by the Plan of Complete Liquidation and Dissolution, to us as a corporate entity and to our common stockholders, other than BioScience; certain of the conclusions described in this discussion may also apply to BioScience. The discussion assumes that, as set out above, (i) common stockholders, other than BioScience, will receive a liquidating distribution of $0.05 per share, (ii) some of our remaining assets will be sold to third parties in arm’s-length transactions and (iii) all assets not previously distributed will be transferred to a liquidating trust for the primary benefit of the holders of our preferred stock, since the value of such assets is expected to be substantially less than the liquidation preference of the outstanding preferred shares. It is also assumed that all debts and claims against us, and all expenses of liquidation and dissolution, will be paid in full, either immediately or through application of the contingency reserve described above. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, IRS rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate substantially in accordance with the Plan of Complete Liquidation and Dissolution.

Distributions pursuant to the Plan of Complete Liquidation and Dissolution, if any, may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion presents our opinion. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Complete Liquidation and Dissolution and we will not seek an opinion of counsel with respect to the anticipated tax treatment. The failure to obtain a ruling from the IRS or an opinion of counsel results in less certainty that the anticipated tax treatment summarized herein will be obtained. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit, if any, to the stockholders and us from the liquidation.

Consequences to Us

We will realize gain or loss on the sale of our properties to third parties, and from its remaining operations during the liquidation period, and will realize gain or loss on any assets distributed in kind to BioScience based on the difference between the fair market value of such assets and their adjusted tax bases. It is not expected that any material tax payments will result from these transactions, because of the existence of large unused net operating loss carryovers, as well as the fact that the remaining assets are not believed to have substantial unrealized appreciation.

Consequences to Common Stockholders other than BioScience

The proposed cash distribution to common stockholders other than BioScience will be treated as full payment in exchange for the surrender of the common stock pursuant to the Plan of Complete Liquidation and Distribution. The difference between the amount of the cash distribution and a stockholder’s adjusted basis for the shares of common stock held by it will constitute a capital gain or capital loss, long-term or short-term depending on whether or not the shares were owned for more than one year. Gain or loss must be separately computed for each block of shares that was acquired at different times.

After the close of our taxable year, we will provide common stockholders and the IRS with a statement of the amount of cash, if any, distributed to the common stockholders, but each stockholder will be required to separately determine the amount of its gain or loss, or gains and losses, in respect of its holdings of separate blocks of common stock. We do not anticipate that former holders of common stock will be allocated any income, deduction, gain or loss from the liquidating trust, as all such items will be reported by former holders of preferred stock.

Taxation of Non-United States Stockholders

Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan of Complete Liquidation and Dissolution.

Stockholders may also be subject to state or local taxes, and should consult their tax advisors with respect to the state and local tax consequences of the Plan of Complete Liquidation and Dissolution.

The foregoing summary of Certain Federal Income Tax Consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the Plan of Complete Liquidation and Dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult his or her own tax advisor regarding the tax consequences of the Plan of Complete Liquidation and Dissolution.

BUSINESS

We are a Delaware corporation formed in 1986 and based in Irvine, California. Our principal subsidiary is Nexell of California, Inc. (“NCI”). We have been in the process of winding up our operations since May 15, 2002. We are a biotechnology company that was focused on the modification or enhancement of human immune function and blood cell formation utilizing adult hematopoietic (blood-forming) stem cells and other specialty prepared cell populations. We were developing proprietary cell-based therapies that address major unmet medical needs, including treatments for genetic blood disorders, autoimmune diseases, and cancer. Also, we previously operated two other biotechnology subsidiaries engaged in the discovery and development of biopharmaceuticals, Innovir Laboratories, Inc. (“Innovir”) and Vimrx Genomics, Inc., both of which have ceased active operations.

Overview

Our significant operating activities began with our December 1997 acquisition of the business of the Immunotherapy Division (the “Division”) of the Biotech Business Group of Baxter. In connection therewith, we entered into several agreements with Baxter by which Baxter agreed to perform certain activities related to the Division. See “Interests of Certain Persons in Matters to be Acted Upon; Potential Conflicts of Interest—Relationship and Related Transactions with Baxter.” For a description of the events that led to our determination to wind up our affairs see “Background and Summary of Significant Developments.”

Innovir Laboratories, Inc.

In June 1998, we determined that the operations of our 85% owned subsidiary, Innovir, no longer fit into our long-term business strategy. At that time, we had completed our funding commitments to Innovir under our December 31, 1997 agreement, and notified Innovir that no further funding would be provided. Innovir closed its Cambridge, England operations on or about November 30, 1998, and closed its remaining operations, located in Gottingen, Germany and New York, New York, on December 31, 1998. Innovir completed technology sales and license arrangements during 1999 and in 2000 sold its investment in Ribozyme Pharmaceuticals Inc. stock for $3,818,000. Innovir’s common stock was delisted from the Nasdaq Small Cap Market and later from the OTC Bulletin Board and now trades via “pink sheets” maintained by the National Quotation Bureau, LLC. In August 2001, Innovir paid a cash dividend of $.0335 per share to each common stockholder and, in accordance with its certificate of incorporation, to us as the sole holder of its Class B Preferred Stock.

Apart from the August 2001 cash distribution, Innovir’s assets consist largely of warrants expiring on August 13, 2006 that it holds in Ribozyme Pharmaceuticals, Inc., which are significantly “underwater” currently and likely will not have value because Innovir would need cash reserves to exercise the warrants and hold them for a year, and approximately $810,000 in cash. Innovir also has entered into certain licensing agreements with Amgen Inc. and with Yale University, pursuant to which Innovir may obtain milestone or royalty payments in the future. Although the actual value of these ongoing agreements cannot be precisely determined, they are not expected to generate meaningful revenues in the foreseeable future.

In connection with our liquidation and dissolution, Innovir will be liquidated in the near future and it is anticipated that a certificate of dissolution will be filed with the Delaware Secretary of State on or about November 22, 2002. As a result of the liquidation preference held by us as the sole holder of preferred stock of Innovir, there will not be any assets available to distribute to the holders of common stock of Innovir.

Patents and Licenses

NCI has more than 75 issued patents (U.S., EU, ROW) and more than 60 pending applications that fall into six general patent families: 1. Hematopoietic stem cells; 2. Non-HSC cell compositions and culture; 3. Cell therapy; 4. Cell Selection systems; 5. Bioreactor and culture systems; and 6. Reagents for use in selection CD34+ hematopoietic stem cell patents include 7 issued U.S. patents and 3 pending foreign patents that cover the composition of CD34+ cell products, monoclonal antibodies to purify CD34+ cells, in vitro expansion of CD34+ cells, subsets that further enrich the pluripotent stem cell (CD38-) and subsets that define T-lymphocyte precursors.

As part of the acquisition of intellectual property from CellPro in 1999, we also have rights to one U.S. patent on culture expansion of CD34+ cells. In 1999, we were in receipt of two additional U.S. patents as part of the CellPro acquisition relating to linking compounds to bind antibodies to other moieties.

At the time of the acquisition of NCI, Baxter granted to NCI sublicenses of substantially all of Baxter’s rights under four license agreements, and NCI assumed substantially all of Baxter’s obligations as licensee thereunder, including payment of all royalties, annual maintenance fees and other required payments. Two of the sublicenses are under licenses to Baxter from Becton Dickinson and relate, respectively, to (i) CD34+ technology for use in applications other than diagnostic applications and (ii) certain antibodies which attach to CD20+ and CD10+ B cells. A third license, subsequently expired on May 22, 2001, is under a non- exclusive license from Chiron Therapeutics, and related to the manufacture, use and sale of specific antibodies and cell lines for the ex vivo therapeutic treatment of breast cancer.

According to the terms of NCI’s sublicense under the Chiron License, Baxter’s rights thereunder were assigned to NCI effective June 30, 1999. The fourth sublicense is under a non-exclusive license from Professor Bernd Doerken and relates to certain cell lines for the production of antibodies to be used in the extracorporeal therapeutic treatment or diagnosis of Non-Hodgkins lymphoma and other specified malignancies. As of August 31, 2001, the terms of NCI’s sublicenses under the First BD License, the Second BD License and the Doerken License were amended to grant Baxter sales, marketing and distribution rights under these sublicense agreements in order to be appointed as our distributor of the Toolbox Products.

In October 1999, the United States Patent and Trademark Office (the “Patent Office”) issued to us a patent relating to a peptide which binds to CD34+ antibody and releases CD34 cells and which is a critical component of the Isolex® system. A similar patent has been issued in Europe and Australia. These patents relate to the method of using a peptide to compete for the binding site of a cell-capturing antibody, thereby displacing the antibody and releasing the target cells essentially free of contamination by any of the reagents used in the cell selection process.

Device and instrumentation patents include 32 issued U.S. and foreign patents with another 31 pending applications. This intellectual property broadly covers technology associated with magnetic cell separation, cell washing, culturing technology and methods for ex vivo gene therapy. The selection system encompasses the Isolex® and similar instruments. This patent family includes patents and patent applications directed to the basic selection device having two magnets for capturing the paramagnetic beads, and patents and applications directed to the specific device configuration.

NCI has rights to several antibodies and antibody-producing cell lines under a series of license agreements with Diaclone S.A. (“Diaclone”) in Besancon, France. Under these agreements, Diaclone granted NCI an exclusive license to Diaclone’s CD2, CD3 and CD8 antibodies, markers for human T-cells. NCI also has exclusive rights for exvivo applications of Diaclone’s CD25 antibody, a T-cell activation marker that may facilitate the removal of alloreactive cells from a stem cell graft prior to transplant. In addition, NCI has non-exclusive rights to Diaclone’s antibodies against CD138, useful for identification of myeloma cells; CD56 and CD16, markers for NK (natural killer)cells; and CD14, a monocyte marker.

Cell therapy patents include 12 issued U.S. and foreign patents with 27 pending applications. These patents cover the methods for preparing, isolating and priming dendritic cells, as well as progenitor and precursor therapies for the treatment of granulocyte and platelet deficiencies. In addition, NCI has licensed intellectual property from Epimmune that includes peptides for developing cancer vaccines, including peptides specific for the tumor antigens associated with breast, colon and lung cancer as well as a T-helper specific peptide called PADRE. NCI has an option on an additional 30 peptides.

Employees

We currently have 2 full-time employees, compared with 24 full-time employees at December 31, 2001 and 105 full-time employees at December 31, 2000.

Our Directors and Executive Officers

The following is a list of our directors and executive officers as of the date the Plan of Complete Liquidation and Dissolution was adopted by the Board of Directors.

Name	Age	Position
Richard L. Dunning	56	Chairman of the Board
William A. Albright, Jr.	44	Chief Executive Officer, President, Chief Financial Officer, Treasurer and Director
Wayne A. Tyo	42	Secretary
C. Richard Piazza	54	Director
Richard L. Casey	55	Director
Daniel Levitt	54	Director

RICHARD L. DUNNING was elected Chairman of the Board of Directors in May 1999 and was our Chief Executive Officer from April 1996 until March 1, 2001. Prior to joining us, Mr. Dunning served as Executive Vice President and Chief Financial Officer of the DuPont Merck Pharmaceutical Company (now DuPont Pharmaceuticals Company) from 1991-1995. Mr. Dunning also serves as a director of Epoch Biosciences, Inc. and DOR BioPharma, Inc. Mr. Dunning resigned from his position as a Director on November 1, 2002.

WILLIAM A. ALBRIGHT, JR., was elected a director and was appointed our President and Chief Executive Officer in March 2001 at which time he relinquished his position as Chief Operating Officer, which he had held since July 2000. Mr. Albright joined us as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in May 1999 and became President and Chief Operating Officer in July 2000. Prior to joining us, he was a consultant to the healthcare industry. From 1996 to 1998, he was Chief Financial Officer of LocalMed, Inc., a venture-stage medical device company developing products for interventional cardiology. From 1994 to 1996, he was Chief Financial Officer of Connetics Corp., a biopharmaceutical company. He joined Connetics as the third employee and helped build the organization from the venture-backed spin-off of Genentech Inc. into a freestanding publicly traded company. Earlier in his career, he held senior positions within the medical device group of Eli Lilly and Company. Mr. Albright resigned from all of his offices and his position as a Director on November 1, 2002. For a description of Mr. Albright’s retention bonus/severance agreement with us see “Interest of Certain Persons in Matters to be Acted Upon; Potential Conflicts of Interest.”

WAYNE A. TYO has served as our Secretary since July 2000 and has also served as our Corporate Controller since March 2000. From 1997 to 2000, Mr. Tyo served as Corporate Controller of Perigon Medical Distribution Corporation, a venture stage consolidator in the medical products distribution industry. From 1984 to 1997, he held various financial management positions at Caliber Collision Centers, Inc., MedTrans, Inc. and its predecessor company, CareLine, Inc., CareVisions Corporation and Ernst & Young. Mr. Tyo resigned from all offices he holds with us on November 1, 2002. For a description of Mr. Tyo’s retention bonus/severance agreement with us see “Interest of Certain Persons in Matters to be Acted Upon; Potential Conflicts of Interest.”

C. RICHARD PIAZZA was elected a director in November 1999. Mr. Piazza has served as President and Chief Executive Officer of VitaGen Inc., a biotechnology company specializing in combating liver disease, since April 2002; he previously served as CEO of VitaGen from 1994 to 1999. From February 2001 until April 2002, Mr. Piazza served as President and Chief Executive Officer of MAXIA Pharmaceuticals. Mr. Piazza served as Chairman and CEO of PharmaPrint Inc., a dietary supplements, functional foods and natural pharmaceuticals company from 1999 to 2000. Previous management positions include that of President and CEO of Everest and Jennings International Ltd., President and CEO of Marquest Medical Products, President and CEO of Smith and Nephew Solopak, President of Biolectron, Inc., President and CEO of Radius Health System Services & Supplies, as well as management roles at Stimetics and Ohmeda. Mr. Piazza resigned from his position as a Director on November 1, 2002.

RICHARD L. CASEY was elected a director in November 1999. Mr. Casey has served since January 2000 as Chairman and CEO of CellGate, Inc., a drug discovery company. Mr. Casey served as Chairman and CEO of Scios Inc. (formerly California Biotechnology, Inc.), a biopharmaceutical company, from 1987 until his retirement in 1998. Prior to joining Scios, Mr. Casey was Executive Vice President at Alza Corporation and President of the Alza Pharmaceuticals Division. Previous management positions include that of General Manager of Syntex Medical Diagnostics, Vice President of Sales at Syntex Laboratories, and a variety of sales, strategic planning and market analysis positions at Syntex and Eli Lilly. Mr. Casey also serves as a director of Guilford Pharmaceuticals, Synsorb Biotech Inc. and Oncolytics Biotech. Mr. Casey resigned from his position as a Director on November 1, 2002.

DANIEL LEVITT, M.D., Ph.D., was elected a director in October 2000. Dr. Levitt has served as President, R&D of Protein Design Labs, Inc. since May 2000. He joined that company as Senior Vice President, Preclinical, Clinical and Regulatory Affairs in 1996. Dr. Levitt has held senior R&D and scientific positions at Geron Corporation, Sandoz Pharma Ltd., Sandoz Pharmaceutical Corporation and Hoffman-LaRoche, Inc. He was also a Senior Scientist, Consulting Physician and Founding Member of the Guthrie Research Institute. Prior to that, he was Assistant Professor and Attending Physician in General Pediatrics, Pediatric Immunology, Oncology and Rheumatology at University of Chicago Hospitals and Clinics, Wyler Children’s Hospital and La Rabida Children’s Hospital. Dr. Levitt resigned from his position as a Director on November 1, 2002.

In addition to the foregoing, VICTOR W. SCHMITT, 54, was appointed a director of the Company effective as of October 17, 2002 after the approval by our Board of Directors of the Plan of Complete Liquidation and Dissolution. Previously he had been a director from December 1997 until his resignation in May 2002. Mr. Schmitt has been President, Venture Management, Baxter Healthcare Corporation since 1994. Prior to this position, he held the operating position of President, Baxter Biotech Europe. Mr. Schmitt joined Baxter after a 16-year career with the American Red Cross Blood Services, where he held positions in marketing and operations. He also serves as a director of GenStar Therapeutics Corp., Acambis plc and TheraCyte, Inc. On November 1, 2002, following Mr. Albright’s resignation as President, Chief

Executive Officer, Chief Financial Officer and Treasurer and Wayne A. Tyo’s resignation as Secretary, Mr. Schmitt was appointed to such offices.

In December 2001, Joseph A. Mollica resigned his position as a member of our Board of Directors. In August 2002, Eric A. Rose, M.D., resigned his position as a member of our Board of Directors. On November 1, 2002, board members Richard L. Dunning, William A. Albright, Jr., Daniel Levitt, Richard L. Casey and C. Richard Piazza resigned. Our sole remaining director is Victor W. Schmitt, President, Venture Management of Baxter and President of BioScience.

Our Directors who were not executive officers were entitled to receive a fee of $10,000 per year for serving on our Board of Directors, $2,000 per year for serving as a member of our Compensation or Audit Committees (except the Audit Committee Chairman, who was entitled to receive a fee of $3,500 per year in lieu of the committee member fee), $1,500 for each Board of Directors meeting attended and $500 for each telephonic Board meeting. In addition, on the date of their initial election to our Board, directors who were not executive officers were entitled to receive a grant of options under the Company’s 1997 Incentive and Non-Incentive Stock Option Plan (the “1997 Plan”) to purchase 12,500 shares of common stock at a fair market value exercise price vesting at an annual rate of 25%. Directors who were not executive officers received an annual grant at our Board of Directors meeting following the anniversary of their election of options to purchase 4,000 shares of common stock at the fair market value on that date and with vesting to occur in full one year following the grant date. Pursuant to the 1997 Plan, the adoption of the Plan of Complete Liquidation and Dissolution will accelerate the vesting of all outstanding options granted thereunder.

We have entered into Indemnification Agreements with members of our Board of Directors indemnifying them to the fullest extent allowed under applicable law.

Mr. Dunning received an annual retainer of $50,000 for serving as Chairman of our Board and was expected to devote approximately one day per week to our activities.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON; POTENTIAL CONFLICTS OF INTEREST

William A. Albright, Jr., our Chief Executive Officer, President, Chief Financial Officer and a Director until his resignation on November 1, 2002, and Wayne A. Tyo, our Controller and Secretary until his resignation on November 1, 2002, were parties to retention bonus/severance agreements with us dated as of May 15, 2002 and which continued through September 30, 2002. In our agreement with Mr. Albright, he received a salary equal to the level of his then current annual salary of $275,000 for his services through September 30, 2002, and since he remained employed until then, he was entitled to receive (a) a severance payment equal to eight weeks’ base compensation ($42,307) and (b) a retention bonus equal to eight weeks’ base compensation ($42,307). The retention was paid when earned on September 30,2002 while the severance, though earned, will be paid, together with accrued vacation, upon his separation from us. In our agreement with Mr. Tyo, he received a salary equal to the level of his then current annual salary of $123,600 for his services through September 30, 2002, and since he remained employed until then, he was entitled to receive (a) a severance payment equal to eight weeks’ base compensation ($19,015) and (b) a retention bonus equal to eight weeks’ base compensation ($19,015). The retention was paid when earned on September 30,2002 while the severance, though earned, will be paid, together with accrued vacation, upon his separation from us. We will pay for certain COBRA and health insurance benefits for each of Mr. Albright and Mr. Tyo. In addition, Mr. Albright and Mr. Tyo are entitled to outplacement benefits for a three month period, or cash in lieu thereof. Mr. Albright and Mr. Tyo continue to be employed by us on an at will basis. If both of them terminated their employment prior to the establishment of the liquidating trust, we would need to attract a qualified replacement.

Stockholder approval of the Plan of Complete Liquidation and Dissolution accelerates the vesting of all options granted under our 1997 Stock Option Plan, including options previously granted to our directors and remaining officers. However, the exercise price of all such options is substantially in excess of the recent market price of our common stock and anticipated amount of cash per share to be distributed to holders of common stock.

Relationship and Related Transactions with Baxter

On November 1, 2002, Baxter increased its ownership from 17% to 51% of our outstanding common stock and subsequently transferred its interest in the common stock to BioScience. As the holder of a majority of our outstanding common stock, BioScience will be able to exercise a controlling influence over all matters requiring approval of our stockholders, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. We also need Baxter’s consent, under a 1999 agreement, to sell substantially all the operating assets of Nexell of California, Inc., our principal subsidiary. After the Board approved the Plan of Complete Liquidation and Dissolution, Victor W. Schmitt, President, Venture Management of Baxter and President of BioScience, was appointed to our Board, effective as of October 17, 2002, by a vote of the Board. Because we were aware of the possibility that, following our Board’s adoption of the Plan of Complete Liquidation and Dissolution, many, if not all, of the directors would resign given our liquidation and dissolution, Baxter had agreed under the terms of the Process Agreement to permit Mr. Schmitt to serve as a director. On November 1, 2002, board members Richard L. Dunning, William A. Albright, Jr.,

Daniel Levitt, Richard L. Casey and C. Richard Piazza resigned. Our sole remaining director is Mr. Schmitt. Further, on November 1, 2002, Mr. Albright resigned as President, Chief Executive Officer, Chief Financial Officer and Treasurer and Wayne A. Tyo resigned as Secretary, though both have remained as employees. Mr. Schmitt has been appointed to such offices.

December 1997—Acquisition of the Immunotherapy Division

In December 1997, we acquired substantially all of the assets of the Immunotherapy Division of the Biotech Business Group of Baxter. In exchange for these assets, Baxter received (i) 2,750,000 shares of our common stock, (ii) 66,304 shares of our Series A Convertible Preferred Stock, convertible into common stock at a conversion price of $22 per share, (iii) 19.5% of the outstanding common stock of NCI, (iv) a warrant to purchase an additional 6% of the then outstanding common stock of NCI for an aggregate $6,000,000, and (v) the right to receive milestone payments of up to $21,000,000 from NCI upon the occurrence of certain FDA and European regulatory approvals. To date none of these regulatory approvals have occurred and we believe that they will not be achieved. As the amount of the contingent consideration, if any, was not determinable nor was the achievement of the approvals considered probable at the date of the acquisition, it was excluded from the determination of the cost of the acquisition. In addition, Baxter purchased $30,000,000 principal amount of NCI’s 6 1/2% convertible subordinated debentures. Many of these terms have been renegotiated as set forth below.

Marketing, Sales and Distribution Agreement (“Distribution Agreement”).    NCI appointed Baxter as its exclusive worldwide marketing, sales and distribution entity for NCI’s Isolex® and MaxSep® products and reagent kits, with the right of first offer with respect to acquiring such rights for NCI’s future products. NCI agreed to supply to Baxter products and kits at a discount to NCI’s suggested retail price. The Distribution Agreement was, by its terms, to expire December 17, 2008. However, as described below, as of November 30, 1999, the parties terminated the agreement.

Services Agreement.    Baxter agreed to provide the following services as necessary to meet NCI’s requirements: access to Baxter’s Information Management Center; quality and compliance training; access to the Baxter Institute for Training and Development; and access to specific accounts through Baxter’s General Ledger and Fixed Assets Systems. NCI agreed to pay only for those services requested. In addition, Baxter agreed to manufacture, warehouse and manage inventory for certain clinical codes under protocols in accordance with the terms of the Hardware and Disposables Supply Agreement and the Hardware and Disposables Manufacturing Agreement and, at its option, to manufacture certain prototype products for the research market at a cost to NCI of time and materials plus 20%. Baxter’s obligation to provide the services was extended until June 30, 1999, at which time (as described below) the Services Agreement was terminated.

Hardware and Disposables Manufacturing Agreement.    Baxter agreed to manufacture on a non-exclusive basis for NCI certain Isolex® and Maxsep® products and components and to complete assembly of Isolex® and Maxsep® instruments and disposable sets. NCI agreed to pay Baxter’s Fully Loaded Cost for the products and components for the first three years, and Baxter’s Fully Loaded Cost plus 15% for the remaining years. Baxter’s “Fully Loaded Cost”

means the cost to Baxter of manufacturing the items, including any royalties payable by Baxter in connection with such manufacturing. The Agreement was, by its terms, to expire December 17, 2008. However, as described below, as of August 31, 2001, the parties terminated the agreement.

Antibody Manufacturing and Storage Agreement. Baxter agreed to manufacture on a non-exclusive basis for NCI certain antibodies, reagents and reagent kits used in connection with the Isolex® and Maxsep® products. NCI agreed to pay Baxter’s Fully Loaded Cost for the antibodies, reagents and reagent kits for the first three years, and Baxter’s Fully Loaded Cost plus 15% for the remaining years. The Agreement was, by its terms, to expire December 17, 2002. However, as described below, as of August 31, 2001, the parties terminated the agreement.

Hardware and Disposables Supply Agreement. Baxter agreed to supply to NCI certain of Baxter’s products and components in conjunction with the manufacture, use and sale of Isolex® and Maxsep® products. Baxter granted to NCI the exclusive worldwide royalty-free right to distribute such products and components in connection with ex vivo cell processing, subject to certain exceptions. NCI agreed to pay Baxter’s Fully Loaded Cost for the products and components for the first three years, Baxter’s Fully Loaded Cost plus 15% for the next two years and Baxter’s Fully Loaded Cost plus 30% for the remaining years. The Agreement was, by its terms, to expire December 17, 2008. However, as described below, as of August 31, 2001, the parties terminated the agreement.

License Agreements. Pursuant to four separate sublicense agreements, Baxter sublicensed to NCI its rights under the following licenses: license from Baxter and Becton, Dickinson & Company (“Becton Dickinson”) to certain CD34+ cell population and related antibody and method patents (the “First BD License”); license from Becton Dickinson to certain B cell antibodies (the “Second BD License”); license from Chiron Therapeutics to certain breast cancer antibodies (the “Chiron License”); and license from Professor Bernd Doerken to certain B Cell antibodies (the “Doerken License”). In addition, pursuant to a royalty assignment and agreement, Baxter assigned to NCI its rights to receive royalties under three sublicenses Baxter had previously granted under the First BD License. According to the terms of NCI’s sublicense under the Chiron License, Baxter’s rights thereunder were assigned to NCI effective November 30, 1999. As of May 22, 2001, the Chiron License was terminated. As of August 31, 2001, the terms of NCI’s sublicenses under the First BD License, the Second BD License and the Doerken License were amended to grant Baxter sales, marketing and distribution rights under these sublicense agreements in order to be appointed as Nexell’s distributor of the Toolbox Products. In addition, Baxter and NCI entered into a Distribution and License Agreement granting Baxter rights to certain Toolbox related patents and trademarks in order to manufacture, sell and distribute the Toolbox Products. We receive a two percent royalty from Baxter on net sales of Toolbox Products.

Non-Competition and Confidentiality Agreement. Each party agreed not to, directly or indirectly, engage in, render advisory services to an entity that engages in, or be a joint venturer, partner, licensor or shareholder of more than 2% of any entity that engages in the marketing, sale or distribution of any product that directly competes with certain products of the other. In the case of Baxter’s products, such protected products are for use in on-line separation of human blood into its constituents. In the case of our and NCI’s products, such protected products are for use in ex vivo cell selection or genetic alteration and/or expansion in combination with such selection. Baxter’s non-competition obligations expire on the later of December 17, 2002, one year after the first date on which Baxter neither owns at least 10% of our common stock nor has a seat on our board of directors, or the termination of the Marketing, Sales and Distribution Agreement. Our obligations expire on the later of December 17, 2002, or one year after the date on which we neither have voting control of NCI nor have a seat on NCI’s board of directors. NCI’s obligations expire on the later of December 17, 2010, or the termination of the Hardware and Disposables Supply Agreement. We are also parties with Baxter to a Registration Rights Agreement dated December 17, 1997 whereby we granted certain demand and piggyback rights to Baxter.

We, with certain of our current and former directors, and Baxter are also parties to a Voting Agreement, dated December 17, 1997, pursuant to which all parties agreed to vote all of their common stock in favor of one Baxter-nominated director. In addition, Baxter has agreed to vote all of its common stock in favor of the nominees for director recommended by our nominating committee, or, if there is no such committee, by a majority of the Board of Directors. The Voting Agreement will remain in effect as long as Baxter continues to own at least 3% of the common stock. Baxter’s obligations under the Voting Agreement have terminated because the “Threshold” (as set forth in a Side Letter Agreement dated November 24, 1999 between the parties described below) has been met pursuant to the actions contemplated by the Process Agreement. For further information on the Process Agreement, see “The Plan of Complete Liquidation and Dissolution—Process Agreement.”

January 1999 Through June 1999—Transfers of Ownership and Assets

In early 1999, we (i) restructured Baxter’s ownership interests in us and NCI, and (ii) modified certain business arrangements among us, NCI and Baxter. In January 1999, we purchased Baxter’s interest in NCI (other than Baxter’s right to milestone payments), resulting in us owning 100% of NCI. In exchange for the common stock, warrant and convertible debentures of NCI then held by Baxter, Baxter received (i) 750,000 shares of common stock, (ii) a warrant to purchase an additional 1,300,000 shares of common stock at an exercise price of $4.60 per share, (iii) a change in the conversion price of the 70,282 shares of Series A Convertible preferred stock then held by Baxter (an increase from 66,304 shares resulting from dividends payable in kind) from $22 to $11 per share, and (iv) approximately $33,000,000 principal amount of our 6 1/2% convertible subordinated debentures (replacing the $30,000,000 principal amount of NCI’s 6 1/2% convertible subordinated debentures, plus accrued interest).

Following the closing on May 28, 1999 (which occurred after stockholder approval of the transaction at our May 25, 1999 annual meeting of stockholders), NCI became our wholly owned subsidiary.

In June 1999, we entered into a series of agreements with Baxter dated June 30, 1999 pursuant to which, among other things, Baxter transferred the sales, marketing and distribution responsibilities for Isolex® and our other cell therapy products to us. Pursuant to an asset transfer agreement, we agreed to purchase from Baxter the finished goods inventory, copies of customer lists and accounting books and records, hardware and related assets leased or owned, and agreements with customers and service contracts, all relating to the products previously marketed and distributed by Baxter under the Distribution Agreement. In addition, certain Baxter personnel were transferred to us and became part of our worldwide sales force. The purchase price for the transferred assets was equal to the price Baxter as a distributor had originally paid to NCI for the finished goods inventory plus the net book value of all other transferred assets. The closing for the transfer of assets in the United States and Canada occurred on June 30, 1999 and in the rest of the world occurred on November 30, 1999. For the year ended December 31, 1999, our cost of repurchasing the inventory in the United States was approximately $1,000,000 and in the rest of the world was approximately $2,000,000. Additionally, we purchased approximately $1,200,000 in devices classified as fixed assets.

In connection with the asset transfer, we and Baxter also entered into a royalty agreement pursuant to which Baxter would receive a royalty of 5% on our net sales of Isolex® and related Toolbox products from January 1, 2001 until December 17, 2008. (Baxter was also entitled to a royalty of 5% on our net sales of the foregoing products in excess of $50,000,000 in the year 2000, which did not occur.) Effective August 31, 2001, NCI transferred distribution of the Toolbox Products to Baxter and is therefore no longer obligated to pay royalties to Baxter on Toolbox Products sold by NCI. In addition, Baxter extended a $20,000,000 line of credit to us pursuant to a credit agreement, which agreement terminated by its terms without being drawn on, upon the closing of the November 1999 financing described below.

As of June 30, 1999 and November 30, 1999, respectively, the Services Agreement and Distribution Agreement were terminated. We had direct control of sales of our Isolex® and related Toolbox products through our field sales group in the United States and our European headquarters in Belgium. For regions outside the United States, Canada and Western Europe, NCI and our European subsidiary entered into arrangements with third party distributors for distribution of the Isolex® and related Toolbox products. NCI and its European subsidiary also entered into several interim services agreements with Baxter pursuant to which Baxter continued to provide services in Europe and certain other regions relating to warehouse and shipping, information systems, general infrastructure and administrative support, quality assurance and regulatory affairs.

Baxter also agreed to continue to provide worldwide services relating to the installation, repair and maintenance of NCI’s cell therapy instruments pursuant to the terms of several instrument services agreements dated June 30, 1999 and November 30, 1999 covering various regions of the world where such products are sold. The instrument services agreements expired upon termination of the Manufacturing Agreement.

Notwithstanding the termination of the Distribution Agreement, Baxter’s obligations with respect to the delivery of Isolex® and other related Toolbox products under the Manufacturing Agreement, Antibody Agreement and Supply Agreement remained in full force and effect.

The assets purchased from Baxter in conjunction with the termination of the supply and manufacturing agreements were accounted for as an asset purchase for cash. The types of items purchased included saleable inventory, Isolex® devices that were located in customer sites both in the United States and in Europe and minor amounts of promotional materials. The purchase price for the inventory was equal to the price Baxter as a distributor had originally paid to us.

The Isolex® devices were purchased and recorded at their net book value, which we believe approximated the fair market value.

November 1999—Private Placement Financing

On November 24, 1999, we closed a private placement of our securities to certain institutional investors pursuant to the terms of a securities agreement (the “Securities Agreement”). The private placement consisted of the issuance of (i) 63,000 shares of our newly designated Series B Preferred Stock, convertible at the option of the holder at any time until November 24, 2006 (at which time the conversion is automatic) into shares of common stock at $11 per share, subject to anti-dilution adjustment in certain circumstances—the conversion price immediately prior to October 31, 2002, was $10.218 and is $0.09 currently; (ii) one right per share of Series B Preferred Stock to put such share to Baxter International Inc., an affiliate of Baxter, from November 24, 2002 until November 24, 2004 unless earlier terminated; (iii) warrants to purchase up to 750,000 shares of common stock at a purchase price of $12 per share, subject to anti-dilution adjustment in certain circumstances—the exercise price is $11.129 at October 16, 2002, exercisable for five years; and (iv) a class of performance warrants to purchase shares of common stock at a purchase price of $.04 per share, subject to anti-dilution adjustment in certain circumstances, exercisable after five years. The number of performance warrants that may be exercised adjust based upon the closing price of the common stock at the date of exercise, ranging from zero (if the closing price exceeds $20 per share) to 1,500,000 shares (if the closing price is equal to or less than $12 per share). Net proceeds to us from the private placement were approximately $60,400,000. We used a portion of the proceeds to retire all of the approximately $33,900,000 of our convertible debentures held by Baxter, and used the remainder of the proceeds for general corporate purposes.

On November 24, 1999, we entered into the Side Letter with Baxter to provide that the conversion price for the Series B Preferred Stock purchased by Baxter in the event the put rights are exercised would be adjusted on November 24, 2004 (or earlier, if 100% of the Series B Preferred Stock is put to Baxter) but only in the event that an amount in excess of $15,000,000 is purchased by Baxter, as follows: (i) for such Series B Preferred Stock in an amount up to $53,000,000 (computed on the basis of the liquidation preference for such stock) (the “Threshold”), the conversion price would be adjusted to equal the closing price of the common stock on the respective date or dates such Series B Preferred Stock was purchased by Baxter (including purchases below the $15,000,000 amount), less a 5% discount (subject to a floor price equal to the closing price of the common stock on November 24, 1999, unless stockholder approval is obtained if required by the rules of the Nasdaq Stock Market); (ii) for such Series B Preferred Stock in an amount in excess of the Threshold, then the conversion price would be adjusted to equal the closing price of the common stock on November 24, 1999. The closing price of the common stock on November 24, 1999 was $5.12 per share. The dollar amount of such Series B Preferred Stock would be deemed to accrue interest (payable in kind in shares of Series B Preferred Stock) from the respective date or dates the Series B Preferred Stock is put to Baxter to the date the adjusted conversion price is determined, at a rate equal to the applicable three-year U.S. Treasury Note rate at the date of each such purchase, plus 100 basis points.

We and Baxter International Inc. also entered into a Put Agreement dated November 24, 1999 pursuant to which the parties made certain representations to each other, and agreed to take certain actions in connection with, and to provide for certain rights and remedies regarding the transactions contemplated by, the Securities Agreement. We made representations to Baxter International Inc. regarding our formation and good standing in the State of Delaware, corporate power and authority, financial statements, authorized capital, valid execution and delivery of the Put Agreement, and the private placement memorandum used in connection with the Securities Agreement. We agreed to indemnify Baxter International Inc. for liabilities it incurred arising out of the transactions contemplated by the Securities Agreement, except for liabilities arising out of information specifically furnished by Baxter International Inc., in which case Baxter International Inc. agreed to indemnify us. Baxter International Inc. made representations to us that the information provided by it in the private placement memorandum was accurate and the Put Agreement was validly executed and delivered by it.

On December 17, 1999, 2000 and 2001, respectively, pursuant to the terms of the Series A Preferred Stock owned by Baxter, we issued 4,216, 4,469 and 4,738 additional shares, respectively, of Series A Preferred Stock to Baxter representing dividends payable in kind.

On December 21, 2000, we entered into a sale-leaseback agreement under which we sold certain fixed assets to Baxter that were subsequently leased back to us over a three year term. This lease was terminated concurrent with completion of the Asset Purchase Agreement with Baxter on August 31, 2001 described below.

August 2001—Transfer of Toolbox Distribution Business to Baxter

In 2000, our management identified two distinct market opportunities for our technology. In addition to the historical business of developing and commercializing cell processing systems and other tools for ex vivo cell manipulation, so called “Toolbox” products, our management identified an opportunity to develop proprietary biopharmaceutical products based on the use of cells as drugs. Our management’s estimates indicated that we would be unable to achieve break-even cash flow for the Toolbox business without raising additional financing. We believed we would be better able to stretch existing cash and would have a better opportunity to obtain additional financing necessary to continue development of our cellular drug products by eliminating the negative cash flows associated with the Toolbox business. In August 2001, we entered into a series of agreements with Baxter pursuant to which, among other things, we licensed to Baxter on an exclusive worldwide basis the sales, marketing and distribution rights for Isolex® and our other Toolbox products (the “Toolbox Transaction”).

Pursuant to an asset purchase agreement, Baxter purchased from us finished goods inventory of the Toolbox products distribution business, trade accounts receivable of the Toolbox products distribution business, certain fixed assets of NCI relating to the Toolbox products business, and all books, records, files and papers relating to the purchased assets. NCI assigned to Baxter the ownership of the regulatory applications and submissions to the FDA and other state, local and foreign regulatory authorities relating to the Toolbox products, though we retained the right of reference to the regulatory files and all data contained therein. We also sold to Baxter all shares of stock or other equity interests in Nexell International. In addition, certain of our personnel transferred to Baxter. Pursuant to a supply agreement, Baxter agreed to continue to supply us with the Toolbox products marketed, sold and distributed by Baxter for our internal use in the development of our therapeutic cellular drugs.

The purchase price for the transferred assets was equal to the book value of the finished goods inventory and other transferred assets plus the net book value of Nexell International. Approximately $2.6 million of the purchase price was paid at the August 31, 2001 closing and approximately $2,100,000 was paid on March 19, 2002. As part of the Toolbox Transaction, Baxter agreed to pay to NCI an earned royalty on “Net Sales” as defined, of the Toolbox products sold by Baxter.

Upon closing of the Toolbox Transaction, substantially all of our then current revenue-producing activities ceased, and we focused on development of new therapeutic cellular drugs. Pursuant to the asset purchase agreement, the following agreements between Baxter and NCI were terminated on August 31, 2001: (i) Hardware and Disposable Supply Agreement dated December 17, 1997; (ii) US and Canada Instrument Services Agreement dated June 30, 1999; (iii) Hardware and Disposables Manufacturing Agreement dated December 17, 1997; (iv) Antibody Manufacturing and Storage Agreement dated December 17, 1997; (v) Royalty Assignment and Agreement dated December 17, 1997; (vi) Equipment Lease Agreement dated December 21, 2000; and (vii) Instrument Services Agreement dated November 30, 1999.

For a description of recent transactions related to the Plan of Complete Liquidation and Dissolution between us and Baxter see “The Plan of Complete Liquidation and Dissolution—Process Agreement.”

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price of Common Stock

Our common stock and publicly traded warrants currently trade on the OTC Bulletin Board under the symbols NEXL.OB and NEXLW.OB, respectively. Previously they traded on the Nasdaq National Market until they were delisted on September 3, 2002 for failing to meet the maintenance requirements for continued listing. The following table sets forth for the common stock the high and low sales prices for each calendar quarter from January 1, 2000 through September 30, 2002. All amounts have been retroactively adjusted for our one-for-four reverse stock split which was effected on June 15, 2000.

	High	Low
2000
First Quarter	$60.50	$4.75
Second Quarter	23.12	10.50
Third Quarter	15.50	7.53
Fourth Quarter	8.44	2.69
2001
First Quarter	$4.38	$1.22
Second Quarter	3.44	.97
Third Quarter	2.84	.99
Fourth Quarter	2.40	.63
2002
First Quarter	$1.79	$.53
Second Quarter	.51	.06
Third Quarter	.17	.04
Fourth Quarter (through November 15, 2002)	.06	.03

On November 1, 2002, there were approximately 1,340 stockholders of record of our common stock.

We have not paid any cash dividends on our common stock. Holders of our Series A Preferred Stock and Series B Preferred Stock are entitled to annual stock dividends and semi-annual cash dividends, respectively. Cash dividends of $1,890,000 were paid in 2001 to holders of our Series B Preferred Stock. We elected not to declare or pay at this time the dividends which were due on May 24, 2002 to holders of our Series B Preferred Stock. Penalties accrue at an annual rate of 6% on such unpaid dividends. The terms of our Amended and Restated Certificate of Incorporation applicable to our Series B Preferred Stock limit our ability to pay dividends on common stock.

Recent Sales of Unregistered Securities

On November 1, 2002, we issued 14,677,631 shares of common stock to BioScience upon conversion of 1,321 shares of preferred stock. See “The Plan of Complete Liquidation and Dissolution—The Process Agreement.” The shares of common stock were issued pursuant to the exemption from the registration requirements of 1933 afforded by Section 3(a)(9) of such Act.

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected consolidated balance sheet and statement of operations data as of and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 and the nine months ended September 30, 2002 and 2001 set forth below are derived from our audited consolidated financial statements. As discussed in “Background and Summary of Significant Developments,” we began winding up operations in May, 2002; therefore, prior year financial data is not comparable or meaningful.

	Nine Months Ended September 30		Year Ended December 31
	2002	2001	2001	2000	1999	1998	1997
Revenue	3,040,000	13,030,000	$13,180,000	$18,180,000	$14,961,000	$13,443,000	$5,002,000
Cost of goods sold	286,000	8,552,000	6,813,000	11,429,000	9,677,000	8,226,000	4,630,000

Gross profit	2,754,000	4,478,000	6,367	6,751,000	5,284,000	5,217,000	372,000
Operating expenses:
Research and development	811,000	5,300,000	5,919,000	10,828,000	15,243,000	20,485,000	13,252,000
Purchased research and development		—	—	—	—	—	39,862,000
General and administrative	2,862,000	5,535,000	8,347,000	9,262,000	8,924,000	10,561,000	7,650,000
Selling, marketing and distribution	—	5,982,000	6,000,000	11,649,000	9,400,000	4,592,000	61,000
Goodwill and intangible asset amortization	58,000	3,088,000	4,046,000	4,067,000	3,781,000	3,602,000	412,000
Depreciation	646,000	2,248,000	2,665,000	3,437,000	2,902,000	2,575,000	820,000
Impairment of intangible assets	33,592,000	2,637,000	2,637,000	—	—	—	—
Restructuring costs	—	—	—	—	502,000	2,625,000	—

Total operating expenses	37,430,000	24,790,000	29,614,000	39,243,000	40,752,000	44,440,000	62,057,000

Operating loss	(34,676,000)	(20,312,000)	(23,247,000)	(32,294,000)	(35,468,000)	(39,223,000)	(61,685,000)
Other (income) expense:
Royalty and licensing (income) expense	(256,000)	(2,000)	(2,000)	22,000	(855,000)	(176,000)	150,000
Interest income	(43,000)	(350,000)	(378,000)	(1,217,000)	(1,069,000)	(2,972,000)	(2,216,000)
Interest expense	—	181,000	181,000	8,000	1,903,000	2,036,000	196,000
Gain on sale of equity investments	—	—	—	(3,231,000)	—	—	—
Contract settlement	—	—	—	—	—	900,000	—
Minority interest in net loss of consolidated subsidiaries	—	—	—	—	—	(4,161,000)	(3,474,000)
Other, net	78,000	167,000	262,000	21,000	226,000	113,000	(142,000)

Total other (income) expenses	(221,000)	(4,000)	63,000	(4,397,000)	205,000	(4,260,000)	(5,486,000)
Net loss	(34,455,000)	(20,308,000)	(23,310,000)	(28,095,000)	(35,673,000)	(34,963,000)	(56,199,000)

Preferred stock dividends	(5,194,000)	(4,961,000)	(6,640,000)	(6,371,000)	(4,418,000)	(3,988,000)	(166,000)

Net loss applicable to common stock	$(39,649,000)	$(25,269,000)	$(29,950,000)	$(34,466,000)	$(40,091,000)	$(38,951,000)	$(56,365,000)

Basic and diluted loss per share	$(1.89)	$(1.23)	$(1.45)	$(1.84)	$(2.24)	$(2.32)	$(4.07)

Weighted average number of shares of common stock outstanding	20,941,000	20,615,000	20,697,000	18,761,000	17,861,000	16,821,000	13,864,000

The share and loss per share data have been restated to retroactively reflect the one-for-four reverse stock split in June 2000.

Consolidated Balance Sheets Data:

	September 30	December 31
	2002	2001	2000	1999	1998	1997
Working capital	$672,000	$4,013,000	$16,891,000	$28,831,000	$32,017,000	$61,354,000
Total assets	4,872,000	44,514,000	75,455,000	93,839,000	89,344,000	121,947,000
Total liabilities	3,200,000	6,264,000	14,015,000	10,625,000	40,529,000	34,239,000
Minority interest in subsidiary		—	—	—	—	4,161,000
Accumulated deficit	(260,716,000)	(224,824,000)	(199,373,000)	(169,398,000)	(133,533,000)	(98,570,000)
Shareholders’ equity	1,672,000	38,250,000	61,440,000	83,214,000	48,815,000	83,547,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 15, 2002, information with respect to the beneficial ownership of our common stock by (i) each person known by us to own beneficially five percent or more of the outstanding common stock, together with their respective addresses, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. As of November 15, 2002, we had 35,618,140 shares of outstanding common stock.

Name	Shares Beneficially Owned		Percent of Outstanding
Victor W. Schmitt	0	(1)	0%
BioScience 2002 LLC	27,087,177	(2)	61%
One Baxter Parkway Deerfield, Illinois 60015
All directors and executive officers as a group (1 person)	0	(1)	0%

(1)	Mr. Schmitt disclaims beneficial ownership of any securities beneficially owned by BioScience.
(2)
Includes 18,177,631 shares of common stock owned by BioScience, 7,609,546 shares of common stock issuable upon conversion of the 83,705 shares of Series A Preferred Stock owned by BioScience, and 1,300,000 shares of common stock issuable upon exercise of a warrant owned by BioScience. Excluded from the table are up to (i) 685,315,369 additional shares of common stock issuable upon conversion of the Series B Preferred Stock and (ii) 2,308,686 shares of common stock issuable upon exercise of Class A Warrants and Class B Warrants, which BioScience have agreed not to exercise unless the Plan of Complete Liquidation and Dissolution is not carried out as contemplated by the Process Agreement. The transactions contemplated by the Process Agreement could be deemed to effect a change in control of us, with BioScience owning a majority of our common stock. See “The Plan of Complete Liquidation and Dissolution—Process Agreement.” Baxter is the sole member of BioScience. Officers of Baxter have voting and investment power over the equity securities of companies held by Baxter and/or BioScience. Mr. Schmitt is not an officer of Baxter and does not have voting and investment power over the equity securities held by Baxter or BioScience.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities at the SEC’s office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the

SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates or by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

ANNEX A

THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
OF
NEXELL THERAPEUTICS INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Nexell Therapeutics Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (“DGCL”) and applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.    The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan. The Board will submit the Plan to the holders of a majority of the Company’s common stock, par value $.001 per share (the “Common Stock”), to take action on the Plan and ratify the Company’s actions taken to date on the Plan by written consent. If stockholders holding a majority of the outstanding Common Stock approve adoption of this Plan by written consent, the Plan shall constitute the adopted Plan of the Company as of the later of the date of such approval by written consent or 20 days after the mailing of an Information Statement meeting the requirements of Regulation 14C of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, to stockholders (the “Adoption Date”).

2.    After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.    From and after the Adoption Date, the Company shall complete the following corporate actions:

(a)
The Company shall sell, exchange or otherwise dispose of the assets listed on Schedule A hereto in one or more transactions upon such terms and conditions as the Board of Directors, in its reasonable judgment, deems expedient and in the best interests of the Company and the stockholders, without any further vote or action by the Company’s stockholders. It is understood that the Company will be permitted to commence the sale and disposition of its assets as soon as possible following the adoption of this Plan by the Board of Directors in order to attain the highest value for such assets and maximize value for its stockholders. The assets and properties listed on Schedule A may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers.

(b)
The Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company, an estimate of which receivables, debts and claims are set forth on Schedule B.

(c)
The Company shall (i) pay or make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown, (ii) make such provision as

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will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party and (iii) make such provision as shall be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution. By approval of this Plan, the Board of Directors has determined that the amount of such claims and obligations as of the date of such approval is $2,720,767, and directs that there be established a contingency reserve in cash and/or property equal to such amount (the “Contingency Reserve”) to satisfy such claims and obligations and all expenses of the sale of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan. Any unexpended and unencumbered portion of the Contingency Reserve shall be distributed to the holders of the Series A Preferred Stock and the Series B Preferred Stock, as provided in paragraph 3(e)(ii). Provided that the Adoption Date shall have occurred and a Certificate of Dissolution shall have been filed with respect to the Company as provided in DGCL Section 275(d), any unexpended amounts remaining in the Contingency Reserve shall be transferred to the Liquidating Trust described in Section 6 below no later than December 31, 2002.

(d)
By approval of this Plan, the Board of Directors has determined in good faith that the fair market value of all assets that are available for distribution, including any such assets to be included in the Contingency Reserve, as of the date of such approval is $5,592,792. The basis for the foregoing determinations of fair market value shall be filed with the minutes of the Board of Directors. The Board of Directors shall use reasonable efforts to distribute all cash and other assets available for distribution to stockholders of the Company (other than any unexpended portion of the Contingency Reserve) (the “Distribution”) as promptly as practicable. Provided that the Adoption Date shall have occurred and a Certificate of Dissolution shall have been filed with respect to the Company as provided in DGCL Section 275(d), any such cash and other assets not so distributed shall be transferred to the Liquidating Trust described in Section 6 below no later than December 31, 2002.

(e)
Pursuant to the written agreement and consent of the holders of all of the Series A Cumulative Convertible Preferred Stock, par value $.001 per share (“Series A Preferred Stock”) and all of the Series B Cumulative Convertible Preferred Stock, par value $.001 per share (“Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”), the Distribution will be made as follows:

(i)
$0.05 per share of Common Stock, but not in excess of $872,026 in the aggregate, will be paid in cash to the record holders of Common Stock on the record date set for such distribution by the Board of Directors, pro rata to the number of shares of Common Stock outstanding and registered in the name of each such holder, but treating any shares of Common Stock

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held of record or beneficially by Baxter Healthcare Corporation and any of its affiliates or transferees as not outstanding.

(ii)
The balance of the Distribution (which shall include all of the assets set forth in Schedule C attached hereto that are not required for the Contingency Reserve or for distribution pursuant to paragraph (e)(i) above, which may be distributed in kind) shall be paid or distributed to the record holders of the Series A Preferred Stock and the Series B Preferred Stock on the record date set for such distribution by the Board of Directors, pari passu based on each Series’ proportionate share of the aggregate Liquidation Preferences of the Series A Preferred Stock and Series B Preferred Stock.

(iii)
As a condition to the distribution described in paragraph (e)(ii) above the holders of the Series A Preferred Stock and the Series B Preferred Stock shall agree to assume and perform the obligations set forth in Schedule D hereto.

(f)
Any distributions to stockholders from the unexpended and unencumbered balance of the Contingency Reserve, whether made directly by the Company or by the Liquidating Trust described in Section 6 below, shall be made in accordance with paragraph (e)(ii) above.

(g)
For purposes of the Distribution: (i) the aggregate Liquidation Preference of the Series A Preferred Stock means the product of (a) the number of issued and outstanding shares of Series A Preferred Stock and (b) the sum of $1,000 plus the amount of accrued but unpaid dividends on each share of Series A Preferred Stock from the date of issuance through the date of the initial Distribution; and (ii) the aggregate Liquidation Preference of the Series B Preferred Stock means the product of (a) the number of issued and outstanding shares of Series B Preferred Stock and (b) the sum of $1,000 plus the amount of accrued but unpaid dividends on each share of Series B Preferred Stock from the date of issuance through the date of the initial Distribution. The aggregate Liquidation Preference of the Series A Preferred Stock and Series B Preferred Stock means the sum of the amounts determined in clauses (i) and (ii) of the immediately preceding sentence. With respect to any subsequent distributions made to stockholders, the aggregate Liquidation Preference of the shares of each Series of Preferred Stock shall be reduced by the amount or value (based upon the valuation referred to in paragraph (d) above) of any prior distributions made pursuant to this Plan to the holders of that Series.

(h)	The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation.

4.    The distributions to the stockholders pursuant to Section 3 and 6 hereof shall be in complete redemption and cancellation of all of the outstanding Preferred Stock and Common

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Stock of the Company. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust, or (iii) the date on which the Company ceases to exist under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Preferred Stock and Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

5.    If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6.    As a final liquidating distribution, the Company may transfer to a liquidating trustee, for the benefit of its stockholders (the “Trustee”), under a liquidating trust agreement in substantially the form attached hereto as Schedule E (the “Trust”), any assets of the Company which (i) have not been previously distributed to or for the benefit of the stockholders of the Company as provided above, or (ii) are held as the Contingency Reserve. The Trustee shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in his or her capacity as Trustee, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustee shall be deemed to be a distribution of property and assets by the Company to the stockholders holding a beneficial interest in the Trust for the purposes of Section 3 of this Plan. Any such conveyance to the Trustee shall be in trust for the stockholders of the Company holding a beneficial interest in the Trust. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the appointment of the Trustee, such liquidating trust agreement and the transfer of any assets by the Company to the Trust as their act and as a part hereof as if herein written.

7.    The adoption of the Plan by the stockholders of the Company shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to proceed with the dissolution, winding up, and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) of the DGCL and to take all actions as may be necessary or appropriate in furtherance of the dissolution, winding up, and liquidation of the Company in accordance with this Plan and Delaware law.

8.    After the Adoption Date, the Company shall promptly obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company

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shall file with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the DGCL.

9.    Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any sale, exchange or other disposition of the property and assets of the Company contemplated by this Plan, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10.    In connection with and for the purposes of implementing and assuring completion of this Plan, the Company and/or the Trust may pay reasonable brokerage, agency, professional and other fees and expenses of persons rendering services to the Company and/or the Trust in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. The Company and/or the Trust may also pay the officers and directors of the Company, and the employees, agents, consultants and representatives of the Company and/or the Trust, including the Trustee, or any of them, reasonable compensation, in money or other property. An estimate of the expenses in connection with all of the foregoing is set forth on Schedule F attached hereto.

11.    The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustee, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

12.    The Board of Directors may not modify or amend this Plan in a manner that is materially adverse to any of the stockholders of the Company without the consent by the holders of a majority of the Common Stock.

13.    The schedules to this Plan shall be updated as necessary to comply with the provisions of Section 281(b) of the DGCL.

14.    The Board of Directors shall determine whether to liquidate or merge into itself, any one or more, or all, of the Company’s existing subsidiaries incident to the completion of the transactions contemplated by this Plan, or to transfer the shares of any such subsidiary to an outside party or to the stockholders of the Company. If and to the extent that the Company determines that any such subsidiary shall be liquidated or merged, it shall determine the manner for effecting such liquidation or merger, and may cause a Plan of Liquidation to be adopted by such subsidiary which shall be based on the provisions of this Plan except to the extent that such provisions are manifestly inconsistent with the liquidation or merger of a subsidiary.

15.    The Board of Directors is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to

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approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are not inconsistent with the provisions of this Plan and are deemed necessary, appropriate or desirable, in the reasonable judgment of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

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Schedule A

List of Assets to be Sold

Description	Estimated Proceeds
Investment in Epoch[1]	$457,143

[1]	457,143 shares of stock in Epoch Biosciences, Inc., assumed to be sold at $1.00 per share.

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Schedule B

Receivables, Debts and Claims to Be Collected

Description	Estimated Amount
Royalties earned from Baxter[2]	$137,500
Potential refunds[3]	—
Legal retainer[4]	$250,000
Reimbursement from employees and ADP related to erroneous processing of severance, vacation and related payments on 9/30/02[5]	$179,467

[2]
A two percent royalty is paid by Baxter quarterly in arrears. The above assumes that Baxter will make payment for royalties earned through December 15, 2002 which are payable no later than March 1, 2003.

[3]
There may be certain refunds due that cannot be presently determined. These include potential amounts due from health, life and dental insurance providers; return workers’ compensation premium on final audit; and similar items. Any proceeds cannot be reasonably estimated at this time.

[4]	The Company has paid a retainer to its principal counsel. Such retainer is not expected to be released until such time as counsel will no longer provide legal services.
[5]
In September 2002, the Company erroneously processed retention, vacation, severance and related payments to employees and direct-deposited such amounts in employee accounts. Only retention was payable at that date. The net pay amounts direct-deposited to employee accounts totaling $133,335.24 have been reimbursed and will be deposited in October 2002. In connection with the payments, employer taxes in the amount of $46,131.76 were erroneously withheld by ADP and will be credited to the Company.

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Schedule C

List of Assets and Agreements to be Assigned to Holders of Preferred Stock
(to the extent not required for Contingency Reserve or for distribution pursuant to paragraph 3(e)(i))

INVESTMENTS:

•
Approximately 8% equity interest in Progenitor Cell Therapy, L.L.C. (book value at June 30, 2002 includes effects of asset impairment adjustments) (assets owned by Nexell of California, Inc. and thus transferred by virtue of transfer of common stock of Nexell of California, Inc.)

•
Approximately 15% equity interest in MRDx Diagnostics, Inc. (book value at June 30, 2002 includes effects of asset impairment adjustments) (assets owned by Nexell of California, Inc. and thus transferred by virtue of transfer of common stock of Nexell of California, Inc.)

•	Investment in Epoch Biosciences, Inc.: see Schedule A

SUBSIDIARIES:

•	Nexell of California, Inc. (“NCI”) – 100 shares of common stock

•	Approximate 86% ownership of Innovir Laboratories, Inc. – 45,792,230 shares of common stock

•	Innovir Laboratories, Inc. – 280,000 shares of preferred stock

•
Vimrx Genomics, Inc. – 1,000 shares of common stock (Note that Innovir Laboratories, Inc. owns Innovir Holdings Ltd. and Vimrx Holdings, Ltd., which in turn owns Innovir Gesellschaft fur die Entwicklung und synthese von Oligomeren mbH (German company currently in liquidation))

CASH

RECEIVABLES:

•	Per Schedule B

INVENTORY/SUPPLIES:

•	None

EQUIPMENT, VEHICLES, OFFICE FURNITURE, OTHER TANGIBLE PERSONAL PROPERTY:

•	None

LEASED PROPERTY:

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•	None

INTELLECTUAL PROPERTY

COPYRIGHTS

TRADEMARKS

PATENTS

TRADE SECRETS AND OTHER INTANGIBLES

OTHER

•	Assets and intellectual property associated with VM301 wound healing compound

•	Agreement dated October 8, 1999 between Yale University, Innovir, Inc. [sic] and the Company

SOFTWARE (OWNED AND LICENSED):

•	Remaining software (i.e., accounting and financial) will be abandoned upon completion of dissolution

WEBSITE.URL

BOOKS AND RECORDS

CAUSES OF ACTION AGAINST THIRD PARTIES:

•	None known

OTHER:

•	Asset Purchase Agreement dated October 10, 1997 by and among Baxter Healthcare Corporation, the Company and NCI

•	Acquisition Agreement dated February 18, 1999 by and among Baxter Healthcare Corporation, the Company and NCI

•	Asset Purchase Agreement dated as of August 3, 2001 among the Company, NCI and Baxter Healthcare Corporation

•	Agreement dated October 8, 1999 between Yale University, Innovir, Inc. [sic] and the Company

AGREEMENTS OF NEXELL OF CALIFORNIA, INC., INNOVIR LABORATORIES, INC. AND OTHER SUBSIDIARIES OF THE COMPANY:

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•	License Agreement dated March 28, 2001 between Epimmune Inc. and NCI

•	Distribution and License Agreement dated August 31, 2001 between Baxter Healthcare Corporation and NCI

•	Sublicense Agreement of the First BD Sublicense dated August 31, 2001 between Baxter and NCI

•	Sublicense Agreement of the Second BD Sublicense dated August 31, 2001 between Baxter and NCI

•	Sublicense Agreement of the Dorken Sublicense Agreement dated August 31, 2001 between Baxter and NCI

•	Sublicense Agreement of the Public Health Service Biological Materials License dated August 31, 2001 between Baxter and NCI

•	Sublicense Agreement of the Diaclone Monoclonal Antibody License dated August 31, 2001 between Baxter and NCI

•	License Agreement dated January 17, 2002 between NCI and MRDx Diagnostics, Inc.

•	Assignment and Assumption of Lease dated May 31, 2002 between NCI and Immuno-Designed Molecules, Inc.

•	Warrant to Purchase Common Shares of Stock of Ribozyme Pharmaceuticals, Inc. dated August , 1999 between Ribozyme Pharmaceuticals, Inc. and Innovir Laboratories, Inc.

•	Binding Term Sheet dated May 6, 1999 between Innovir Laboratories, Inc. and Amgen, Inc. and Amendment dated January 14, 2000

•	Amended and Restated Operating Agreement of Progenitor Cell Therapy, L.L.C. dated July 22, 1999 (NCI is a member)

THIRD-PARTY CONSENTS NEEDED FOR ASSIGNMENT OF ASSETS:

•	Agreement dated October 8, 1999 between Yale University, Innovir, Inc. [sic] and the Company

•	License Agreement dated January 17, 2002 between NCI and MRDx Diagnostics, Inc.

•	The approval of the Plan by the holders of a majority of the outstanding shares of common stock is required.

•
Pursuant to Section 6.2B of the Acquisition Agreement dated February 18, 1999 among Baxter Healthcare Corporation, the Company and NCI, without the written consent of Baxter Healthcare Corporation, the Company shall not sell, transfer or otherwise dispose

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of all or substantially all of the operating assets of NCI or issue, sell, transfer or otherwise dispose of any securities of NCI.

•
Pursuant to Section 4.13 of the Securities Agreement dated November 24, 1999 among the Company and the purchasers identified in Schedule I thereto, without the prior written consent of the holders of  2/3 of the Series B Preferred Stock, the Company will not, and will not permit any of its Material Subsidiaries (as defined therein) to sell, lease or otherwise dispose of all or substantially all of its property.

This Third-Party Consent section of the Schedule does not reflect agreements between the Company (or its subsidiaries) and Baxter

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Schedule D

List of Liabilities to be Assumed by Holders of Preferred Stock

The obligations arising under the following agreements, but only to the extent arising after the date such agreements are transferred to holders of Preferred Stock:

Asset Purchase Agreement dated October 10, 1997 by and among Baxter Healthcare Corporation, the Company and NCI

Acquisition Agreement dated February 18, 1999 by and among Baxter Healthcare Corporation, the Company and NCI

Asset Purchase Agreement dated as of August 3, 2001 among the Company, NCI and Baxter Healthcare Corporation

Agreement dated October 8, 1999 between Yale University, Innovir, Inc. [sic] and the Company

License Agreement dated March 28, 2001 between Epimmune Inc. and NCI

Distribution and License Agreement dated August 31, 2001 between Baxter Healthcare Corporation and NCI

Sublicense Agreement of the First BD Sublicense dated August 31, 2001 between Baxter and NCI

Sublicense Agreement of the Second BD Sublicense dated August 31, 2001 between Baxter and NCI

Sublicense Agreement of the Dorken Sublicense Agreement dated August 31, 2001 between Baxter and NCI

Sublicense Agreement of the Public Health Service Biological Materials License dated August 31, 2001 between Baxter and NCI

Sublicense Agreement of the Diaclone Monoclonal Antibody License dated August 31, 2001 between Baxter and NCI

Assignment and Assumption of Lease dated May 31, 2002 between NCI and Immuno-Designed Molecules, Inc.

Warrant to Purchase Common Shares of Stock of Ribozyme Pharmaceuticals, Inc. dated August             , 1999 between Ribozyme Pharmaceuticals, Inc. and Innovir Laboratories, Inc.

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Schedule E

Form of Liquidating Trust Agreement

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LIQUIDATING TRUST AGREEMENT

This LIQUIDATING TRUST AGREEMENT (this “Agreement”) dated as of                          , 2002 is made between Nexell Therapeutics Inc., a Delaware corporation in liquidation (“Nexell”), and              (“Trustee”).

WHEREAS, on October 16, 2002, the Board of Directors of Nexell voted to submit to Nexell’s stockholders a Plan of Complete Liquidation and Dissolution (the “Plan”) for their approval. On                          , 2002, in a written consent of stockholders, the Plan was approved by Nexell’s stockholders;

WHEREAS, the Plan provides, among other things, for the establishment of a Liquidating Trust to which might be transferred, assigned and conveyed for the benefit of the stockholders any assets of Nexell that have not been previously distributed to the stockholders of Nexell pursuant to the Plan or are held as the Contingency Reserve;

WHEREAS, for federal income tax purposes, Nexell’s assignment, conveyance and transfer of assets to the Trust pursuant to Article I hereof is deemed to be the final liquidating distribution pursuant to the Plan and Code section 331 from Nexell to the Original Stockholders who have not previously received distributions from Nexell in cancellation and redemption of such Original Stockholders’ Common Stock, Series A Preferred Stock and Series B Preferred Stock according to the liquidation rights provided by such stock; and

WHEREAS, for federal income tax purposes, such Original Stockholders are deemed to contribute the assets to the Trust that Nexell is assigning, conveying and transferring to the Trust pursuant to Article I hereof;

NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Section 1.1    Nexell has assigned, transferred and conveyed, and hereby does assign, transfer and convey unto the Trustee, and its successors in trust in the Trust hereby created:

(a)    All of the rights, titles, benefits and interest of Nexell in and to the assets and properties set forth in the list attached as Exhibit 1 to this Agreement and made a part hereof for all purposes; and

(b)    All other assets, properties, claims and rights of Nexell of whatever kind or character and wheresoever situated;

Subject, However, To:

(c)    All of the liabilities, debts and obligations of Nexell listed on Exhibit 2 to this Agreement; and

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(d) All other liabilities, debts and obligations of Nexell contingent, known or unknown.

To have and to hold the aforesaid assets, properties, claims and rights, together with all rights, benefits, covenants and agreements appertaining or appurtenant thereto, unto the Trustee, as hereinabove provided, and unto its successors in Trust hereby created, upon and subject to the terms and provisions of this Agreement.

ARTICLE II
DEFINITIONS; INTERPRETATION

Section 2.1    Definitions.    In this Agreement, the following terms have the meanings specified or referred to in this Section 2.1 and shall be equally applicable to both the singular and plural forms.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Beneficial Interest Holders” means the Original Stockholders, other than holders of record of the Common Stock to which the distribution described in Paragraph 3(e)(i) of the Plan has been made.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” or “Shares of Common Stock” means the common stock of Nexell, par value $0.001 per share, issued and outstanding as of the close of business on the Liquidation Record Date.

“Directors” means the Board of Directors of Nexell.

“Liquidation Record Date” means                          , 2002.

“Nexell” has the meaning specified in the first paragraph of this Agreement.

“Original Stockholders” means the holders of record of shares of (i) the Common Stock, (ii) the Series A Preferred Stock and (iii) the Series B Preferred Stock, as of the close of Nexell’s stock transfer books on the Liquidation Record Date, in their capacities as stockholders of Nexell.

“Series A Preferred Stock” means the Series A Cumulative Convertible Preferred Stock of Nexell, par value $0.001 per share, issued and outstanding as of the close of business on the Liquidation Record Date.

“Series B Preferred Stock” means the Series B Cumulative Convertible Preferred Stock of Nexell, par value $0.001 per share, issued and outstanding as of the close of business on the Liquidation Record Date.

“Trust” means the Trust created by this Agreement.

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“Trustee” means the Trustee hereinabove named, including all corporations or individuals, both singular and plural, and any successor or successors in the Trust hereby created and reposed in it.

“Trust Estate” means the aggregate of the assets, properties, claims and rights hereinabove described or referred to, and hereby transferred, assigned and conveyed unto the Trustee, together with all income and moneys collected by the Trustee from or in respect of any and all such properties, property rights and agreements, and all other rights, benefits or privileges, otherwise appertaining or appurtenant thereto.

All other capitalized terms that are used herein shall have the meaning ascribed to them in the Plan.

Section 2.2    Interpretation.    For purposes of this Agreement (a) the word “or” is not exclusive and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections and Exhibits mean the Articles and Sections of, and the Exhibits attached to, this Agreement; and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE III

Section 3.1    The Trust is intended to:

(a)    serve as a repository for assignment of the assets of Nexell that have not been previously distributed to Original Stockholders of Nexell pursuant to the Plan or are held as the Contingency Reserve;

(b)    provide for the holding, preservation and operation of the assets constituting the Trust Estate pending the sale or other disposition or distribution thereof to the Beneficial Interest Holders;

(c)    provide for sale or other disposition of the assets constituting the Trust Estate which are not distributed in kind by the Trustee to the Beneficial Interest Holders;

(d)    provide for the payment of Nexell’s unpaid liabilities, debts and obligations;

(e)    provide for such action as may be necessary or expedient to prosecute or collect any claim or contingent right constituting a part of the Trust Estate; and

(f)    provide for the distribution to the Beneficial Interest Holders of their respective interests in all distributable property constituting the Trust Estate.

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Section 3.2    The Trustee shall hold the Trust Estate without provision for or the payment of any interest thereon to any Beneficial Interest Holder, except that interest earned on any assets of the Trust shall become a part of the Trust Estate and shall be distributed accordingly.

Section 3.3    Except as authorized in this Agreement, the Trustee shall have no power or authority to enter into or carry on any business in respect of the Trust Estate, and no part of the Trust Estate or the proceeds, revenue or income therefrom shall be used or disposed of by the Trustee for any purpose other than:

(a)    the payment of Nexell’s unpaid or contingent liabilities, debts and obligations and the fees and expenses incurred in connection with the administration of the Trust Estate; and

(b)    the distribution thereof to the Beneficial Interest Holders in accordance with the terms of this Agreement.

Section 3.4    The powers, duties and authorities of the Trustee hereunder are limited to holding title to the Trust Estate, the sale or other disposition, preservation and protection of the same, the prosecution or collection of any claim or contingent right constituting a part of the Trust Estate, the collection of the proceeds, income and revenue from time to time accruing to or otherwise payable in respect of the Trust Estate, and the distribution to the Beneficial Interest Holders from time to time of the portion of the Trust Estate to which they are respectively entitled under the Plan, as otherwise provided herein. However, in the exercise of such power and authority and the discharge of such duties, the Trustee shall have, and is hereby granted, such incidental and additional powers and authority, not in conflict with any of the provisions hereof, as it shall deem necessary, appropriate or desirable to effectuate the purposes of this Trust, including, but not limited to, the following:

(a)    The Trustee may exercise by agent or employee, or attorney or attorney-in-fact, all rights appurtenant to any property or matters in which the Trust may be interested.

(b)    The Trustee shall have the power, exercisable in the Trustee’s sole discretion, to determine in a reasonable manner what is principal or income of the Trust and to apportion and allocate receipts and expenses and other charges in a reasonable manner between principal and income.

(c)    The Trustee shall have the power to grant options and to sell the assets constituting the Trust Estate at public auction or at private sale for cash, or upon credit (either secured or unsecured as the Trustee shall determine) or to otherwise dispose of such assets.

(d)    The Trustee shall have the power to value assets of the Trust for tax purposes.

(e)    The Trustee shall have full power and authority to execute and deliver any conveyances, assignments, contracts, stock or security transfer powers, or any other written instrument of any character appropriate to any of the powers or duties conferred upon the Trustee.

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(f)    Subject to the provisions of Section 4.7, the Trustee is authorized to sue for and defend the Trust Estate, or any part thereof as at any time constituted, and to sue for and defend the Trust; and the Trustee is authorized to compromise, settle and adjust claims in favor of and against the Trust Estate, or any part thereof, or against the Trust. The Trustee is authorized to abandon property and release claims, with or without consideration therefor, which the Trustee deems worthless or if the Trustee shall otherwise deem such action to be in the best interests of the Beneficial Interest Holders having a continuing interest in the Trust Estate.

(g)    In the event any of the property which is or may become a part of the assets of the Trust Estate is situated in any state or other jurisdiction in which the Trustee is not qualified to act as Trustee, the Trustee is empowered to nominate and appoint an individual or corporate trustee qualified to act in such state or other jurisdiction in connection with the property situated in that state or other jurisdiction as trustee of such property and require from such trustee such security as may be designated by the Trustee. The trustee so appointed shall have all the rights, powers, privileges and duties and shall be subject to the conditions and limitations of this Trust, except as modified or limited by the Trustee, and except where the same may be modified by the laws of such state or other jurisdiction (in which case, the laws of the state or other jurisdiction in which such trustee is acting shall prevail to the extent necessary). Such trustee shall be answerable to the Trustee herein appointed for all moneys, assets and other property which may be received by it in connection with the administration of such property. The Trustee hereunder may remove such trustee, with or without cause, and appoint a successor trustee at any time by the execution by the Trustee of a written instrument declaring such trustee removed from office, and specifying the effective date and time of removal.

(h)    The exercise of any discretionary power vested in the Trustee shall be final and conclusive upon the Beneficial Interest Holders and upon all persons whomsoever.

(i)    No bond shall be required of the Trustee appointed herein, and no successor Trustee shall be required to furnish bond.

(j)    The Trustee shall not be responsible or liable for any loss which may occur by reason of depreciation in the value of any property constituting a part of the Trust Estate, except that the Trustee shall be liable for its own fraud, gross negligence or willful misconduct, or the fraud, gross negligence or willful misconduct of any of its officers or employees involving or affecting the Trust Estate.

(k)    The Trustee shall, to the extent necessary, prepare and file appropriate federal income tax returns and other returns and reports required by applicable law on behalf of the Trust.

(l)    The Trustee shall not be under any duty to reinvest such part of the Trust Estate as may be in cash, or as may be converted into cash, nor shall the Trustee be chargeable with interest thereon (except to the extent that interest may be paid to the Trustee on such cash amount on deposit).

(m)    Pending sale or other disposition or distribution, the Trustee in its discretion is authorized to retain all or any part of the assets constituting the Trust Estate

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regardless of whether such assets are (or may become) underproductive, unproductive or a wasting asset, or whether such assets, if considered to be investments, might be considered to be speculative or extra hazardous.

(n)    The Trustee shall have the power to hire and retain attorneys, accountants and other professionals or experts, and to pay the fees and expenses of such professionals out of the Trust Estate.

ARTICLE IV

Section 4.1    Nexell will deliver to the Trustee a certified copy of a list of the Original Stockholders, and will specify which Original Stockholders are Beneficial Interest Holders.

Section 4.2

(a)    The Trustee shall distribute to each Beneficial Interest Holder of Common Stock, other than Baxter Healthcare Corporation or any its affiliates or transferees, in cash $0.05 per share of Common Stock so held, provided that the aggregate amount distributed to all Beneficial Interest Holders pursuant to this Section 4.2(a) shall not exceed $872,026, minus the aggregate amount paid to Original Stockholders by Nexell pursuant to Paragraph 3(e)(i) prior to the date hereof.] [DELETE THIS PARAGRAPH IF DISTRIBUTION UNDER PARAGRAPH 3(e)(i) HAS BEEN MADE BY DATE OF AGREEMENT]

(b)    The assets in the Trust Estate (other than any unexpended portion of the Contingency Reserve [and any amounts required to make payments pursuant to Section 4.2(a)]), other than any such assets liquidated to satisfy claims which could not be satisfied from the Contingency Reserve, shall be paid or distributed to the holders of the Series A Preferred Stock and the Series B Preferred Stock, pari passu based on each Series’ proportionate share of the aggregate Liquidation Preferences of the Series A Preferred Stock and Series B Preferred Stock (as defined in the Plan) as promptly after the date hereof as is practicable.

(c)    The unexpended and unencumbered portion of the Contingency Reserve shall be paid or distributed, at such time or times, in such amounts and in such manner as deemed appropriate by the Trustee, to the holders of the Series A Preferred Stock and the Series B Preferred Stock, pari passu based on each Series’ proportionate share of the aggregate Liquidation Preferences of the Series A Preferred Stock and Series B Preferred Stock (as defined in the Plan).

(d)    Any unclaimed part of the Trust Estate shall be subject to disposition in accordance with applicable laws.

Section 4.3    In the event that the Trustee shall collect any claim or contingent right constituting a part of the Trust Estate, such proceeds, funds or property shall be deemed to be a part of the Trust Estate, and, subject to the terms and provisions hereof, shall be distributed as provided in Section 4.2 of this Agreement. In the event any part of the Trust Estate shall have been retained by the Trustee pursuant to the provisions of this Agreement and it shall subsequently be determined by the Trustee that all of such part of the Trust Estate so retained

21

shall not be required, any excess shall be distributed as provided in Section 4.2 of this Agreement.

Section 4.4    Anything contained herein to the contrary notwithstanding, the Trustee shall be entitled to and may retain and set aside the Contingency Reserve and such additional funds out of the Trust Estate as the Trustee shall deem necessary or expedient to pay, or provide for the payment of: Nexell’s unpaid liabilities, debts and obligations; contingencies; and the fees and expenses of administering the Trust Estate (including, but not limited to, its own fees and expenses and the cost of state transfer taxes on the distribution of any securities or other property constituting a portion of the Trust Estate), and no Beneficial Interest Holder shall have any claim against the Trustee for interest in any funds so expended.

Section 4.5    If any conflicting claims or demands are made or asserted to any shares of the Common Stock, Series A Preferred Stock or Series B Preferred Stock, or to any interest of any Beneficial Interest Holder herein, or if there should be any disagreement among the transferees, assignees, heirs, representatives or legatees succeeding to all or a part of the interest of any Beneficial Interest Holder resulting in adverse claims or demands in connection with such interest, then, in any of such events, the Trustee shall be entitled, at its sole election, to refuse to comply with any such conflicting claims or demands. In so refusing, the Trustee may elect to make no payment or distribution to the interest represented by the Common Stock, Series A Preferred Stock or Series B Preferred Stock involved, or any part thereof, and in so doing the Trustee shall not be or become liable to any of such parties for its failure or refusal to comply with any of such conflicting claims or demands, nor shall the Trustee be liable for interest on any funds which it may so withhold. The Trustee shall be entitled to refrain and refuse to act until either the rights of the adverse claimants have been adjudicated by a final judgment of a court of competent jurisdiction, or all differences have been adjusted by valid written agreement among all of such parties, and the Trustee shall have been furnished with an executed counterpart of such agreement. The Trustee may, in its discretion, require that there be furnished a surety bond or other security satisfactory to the Trustee, as it shall deem appropriate to fully indemnify it as to conflicting claims or demands.

Section 4.6    The Trustee is hereby authorized, but not required, to send other and additional notices to the Beneficial Interest Holders, or their respective transferees, assignees, heirs, representatives and legatees. If the Trustee receives evidence satisfactory to it that a person or persons other than a Beneficial Interest Holder is entitled to receive a distribution of the Trust Estate, then the Trustee shall, in accordance with the terms and provisions of this Agreement, make distribution to the person or persons who the Trustee has determined, in good faith, are entitled to receive the same.

Section 4.7    Notwithstanding the provisions of Section 3.4(f) hereof, the Directors, as constituted under Delaware law from time to time, shall, pursuant to the provisions of the Delaware General Corporation Law and otherwise, retain the power, acting on behalf of the Beneficial Interest Holders in conjunction with counsel of its selection: to prosecute, defend, appeal, settle or fail to prosecute, defend, appeal or settle such suits, actions or proceedings, whether civil, criminal or administrative, as may exist at the time of the complete liquidation and dissolution of Nexell or as may from time to time be asserted by or against the Trust, Nexell or the Beneficial Interest Holders or any of them who may incur or be charged with transferee

22

liability in respect of their receipt of assets of Nexell or of the Trust; or to direct the Trustee to do the foregoing, in the name of Nexell, the Trust or the Beneficial Interest Holders, as the Directors shall deem appropriate. In the event any liability or obligation shall be incurred in respect thereof, whether as a result of judgment or settlement or otherwise, the Trustee shall pay the amount or amounts thereof out of the Trust Estate, and, in advance and/or in connection with such payment, shall pay such expenses of counsel and other expenses (including, but not limited to, expenses of and amounts payable in indemnification of officers, directors and others, under applicable law) as the Directors from time to time may by resolution direct. The Trustee shall have no obligation to investigate into the propriety or disposition of any such payment but shall be entitled to rely in good faith on the written directions of the Directors pursuant to this Section 4.7 and shall be, and hereby is, exculpated by Nexell, the Trust and the Beneficial Interest Holders from any and all claims, causes of action and other assertions of liability arising out of the taking of action by the Trustee pursuant to such written directions (except for actions or omissions to act to the extent determined by a final order by a court of competent jurisdiction to be due to the Trustee’s willful misconduct or fraud). Nothing herein contained shall be construed to permit the Trustee to distribute any portion of the Trust Estate to Nexell, or to any Original Stockholder, as such, other than a Beneficial Interest Holder entitled thereto pursuant to this Agreement. In the absence of any express action by the Directors pursuant to this Section 4.7, the provisions of Section 3.4(f) hereof shall control.

ARTICLE V

Section 5.1    The Trustee and its successors hereunder may resign as Trustee by giving not less than sixty (60) days prior written notice thereof to Nexell. Nexell may remove the Trustee or its successors by giving not less than sixty (60) days prior written notice thereof to the Trustee. Any successor Trustee must be approved by written approval executed by Beneficial Interest Holders or their successors in interest holding at least a majority in interest of the Beneficial Interest Holders, based upon the value of the amount to be distributed pursuant to Section 4.2 hereof.

Section 5.2    Upon any such resignation or removal, the Trustee shall render an accounting and shall assign, transfer, pay over and deliver to the successor Trustee (if one has been appointed, or, if not, to Nexell) the Trust Estate, subject to the Trustee’s fees and expenses incurred to the date of resignation or removal. No successor Trustee shall be required to institute any suit or other court proceeding to require any predecessor Trustee to redress a breach of trust or otherwise to account to such successor Trustee unless required to do so by a court of competent jurisdiction. A successor Trustee shall not be liable for failure to verify, audit or contest the accounts of any predecessor fiduciary; instead, each successor Trustee may accept, rely and act upon the accounting furnished by the predecessor fiduciary.

Section 5.3    Immediately upon the ascension to office or the appointment of any successor Trustee, all rights, title, duties, powers and authorities of the succeeded Trustee hereunder shall be imposed upon, vested in and undertaken by the successor Trustee. Each and every successor Trustee shall, promptly after acceptance of the responsibilities of Trustee, execute an appropriate written instrument in recordable form acknowledging acceptance of such appointment.

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Section 5.4    If any corporate Trustee shall change its name, or shall reorganize or reincorporate, or shall merge with or into or consolidate with any other bank or trust company, such corporate Trustee shall be deemed to be a continuing entity and shall continue to act as Trustee with the same liabilities, duties, powers, titles, discretions and privileges as are herein specified for Trustee.

ARTICLE VI

Section 6.1    The Trustee shall be indemnified by, and shall be entitled to receive reimbursement from, the Trust Estate against and from any and all liability, claims, damage or loss incurred in connection with its duties as Trustee, and in the omission or commission of any act done or performed as Trustee of the Trust, save and except such liabilities, claims, damages or losses as may be attributable to the fraud, gross negligence or willful misconduct of the Trustee or of any of its officers, directors or employees; and the Trustee shall have a lien upon the Trust Estate to secure it for such indemnification and reimbursement as well as any other sums due the Trustee pursuant to the terms of this Agreement, including but not limited to the Trustee’s fees and expenses.

Section 6.2    The Trustee shall receive such compensation for its services as is set forth in a separate letter agreement entered into between the Trustee, the Trust and Nexell, and the Trustee shall likewise be reimbursed for all reasonable expenses which it may incur in the administration of the Trust.

Section 6.3    In the event of any litigation to which the Trust or the Trust Estate is a party, or in the event of any audit or inspection of the records of the Trust pertaining to transactions affecting the Trust Estate, or if the Trustee shall desire to obtain legal, accounting or other unusual or extraordinary services in connection with the administration of the Trust, the Trustee shall be entitled to reimbursement for its actual expenses, including, but not limited to, the fees of legal, accounting and other professional or expert counsel incurred in connection therewith.

ARTICLE VII

Section 7.1    The Trust shall continue and remain effective until the Trust Estate has been fully distributed or expended in accordance with the terms and provisions of this Agreement, or the expiration of three (3) years from the date hereof, whichever shall first occur, at which time the Trust shall terminate.

Section 7.2    (a) In the event that the Trust shall terminate at the expiration of three (3) years from the date hereof, the then Trust Estate shall be distributed forthwith to the Beneficial Interest Holders as provided in Section 4.2.

(b)    Upon termination of the Trust, the Trustee may retain the books, records, Beneficial Interest Holder lists and files which shall have been delivered to or created by the Trustee. At the Trustee’s discretion, it may destroy all of such records and documents at any time after three (3) years from the date of termination of this Trust.

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(c)    Any portion of the Trust Estate which shall be available to, but shall be unclaimed by, any Beneficial Interest Holder shall be deemed to be subject to applicable escheat laws, and the Trustee is expressly authorized to pay and/or deliver such portion of the Trust Estate at such time or times as may be consonant with such laws and in accordance with the provisions thereof.

(d)    For the purpose of liquidating and winding up the affairs of the Trust at its termination, the Trustee shall continue to act as Trustee until its duties have been fully performed, or until the Trustee’s earlier resignation or removal pursuant to Section 5.1. After so doing, the Trustee shall have no further duties nor be subject to any further liability.

ARTICLE VIII

Section 8.1    No person dealing with the Trustee shall be responsible for, or be required to see to, the application of any money or other thing of value paid to or delivered to the Trustee and the receipt of the Trustee shall be a full discharge to the extent of the property so delivered.

Section 8.2    All matters in reference to this Trust (including, but not limited to, its validity, duration, construction and administration) shall be governed by the laws of the State of Delaware. The Trustee shall have and exercise and be subject to the rights, powers, discretions, duties, limitations, liabilities and responsibilities set forth in the laws of said state, except where and to the extent that same may be inconsistent or in conflict with any of the provisions of this Agreement, in which latter event the provisions of this Agreement shall govern. If for any reason any part of this instrument shall be invalid, illegal or inoperative, it is intended, nevertheless, that the remaining part shall be fully effective and operative. The Trustee may seek and obtain court instructions from time to time and as often as the Trustee may deem necessary for the purpose of construing or carrying out the terms, provisions and intentions expressed in this Agreement.

Section 8.3    A Beneficial Interest Holder’s interest in the Trust and/or the Trust Estate shall not be evidenced by any formal certificate or other instrument. A Beneficial Interest Holder’s interest in the Trust and/or the Trust Estate, and his rights thereto, shall not be assignable or transferable in any manner, except by will, intestate succession, or operation of law, without the prior written consent of the Trustee, which it shall have full discretion to grant or withhold as it shall see fit.

Section 8.4    The recital of facts contained herein shall be taken as statements of Nexell and the Trustee assumes no responsibility for the correctness of the same.

Section 8.5    The Trustee shall have the right to rely upon and shall be fully protected in acting upon the advice or opinion of any attorney, auditor or other expert at any time employed by it in connection with any matter concerning the Trust or the Trust Estate, and it shall also have the right to rely upon and shall be fully protected in acting upon any notice, credential, certificate, assignment or other document or instrument believed by the Trustee to be genuine and to be signed by the proper party or parties.

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Section 8.6    This Agreement may be executed in a number of counterparts, each of which, when so executed, shall be deemed to be an original for all purposes, but all of such executed counterparts together shall constitute but one and the same instrument.

Section 8.7    The Trustee shall not be responsible for the execution and acknowledgment hereof or the validity hereof, the validity of the Trust Estate or any part thereof, or the authority of Nexell to make and execute this Agreement.

Section 8.8    The Trust created hereunder shall be irrevocable except in accordance with the express terms hereof, and no person shall have the right or power, whether alone or in conjunction with others, in whatever capacity, to alter, amend, revoke or terminate this Trust, or any of the terms of this Agreement, in whole or in part, or to designate the persons who shall possess or enjoy the trust property or the income therefrom.

Section 8.9    For purposes of this Agreement, the Trustee’s address shall be:

or such other address as the Trustee shall designate by giving notice to the Beneficial Interest Holders.

* * * * * *

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IN WITNESS WHEREOF, Nexell and the Trustee have executed this Agreement, all as of the day and year first above written.

NEXELL THERAPEUTICS INC.
By:
Name:
Title:
[TRUSTEE]
By:
Name:
Title:

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Schedule F

Estimated Expenses of Plan, including Payments to Brokers and Compensation to Directors,
Officers, Employees, Agents, Consultants and Representatives

Salaries from 10/1/02 through 12/31/02	$99,650
Severance	81,996
Vacation and holiday accrued at 9/30/02	64,389
Payroll tax on severance, vacation and holiday earned at 9/30/02	34,001
Vacation and holiday earned from 10/1/02 through 12/31/02	7,665
Payroll taxes on wages from 10/1/02 through 12/31/02	10,732
Cost of benefits from 10/1/02 through 12/31/02	12,878
Consulting and trustee fees	275,625
Legal costs from August 1, 2002 through dissolution	675,000
Outside accounting costs from October 1, 2002 through dissolution	50,000
Restructure specialist costs from October 1, 2002 through dissolution	15,000
Board fees from October 1, 2002 through dissolution	12,500

NOTE:    Under GAAP, certain of the above items may not currently be accrued.

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ANNEX B

PROCESS AGREEMENT

This PROCESS AGREEMENT (this “Agreement”) dated as of October 16, 2002 is made between Nexell Therapeutics Inc., a Delaware corporation (the “Company”), and Baxter International Inc., a Delaware corporation, and Baxter Healthcare Corporation, a Delaware corporation (together, “Baxter”).

WHEREAS, on May 15, 2002, the Company announced that it was commencing a wind down of its operations; and

WHEREAS, the Company has been exploring alternatives available to it in effecting the wind-down, including liquidation or reorganization under the federal bankruptcy code, dissolution under Delaware law or other process or transaction; and

WHEREAS, the liquidation preference of the Company’s outstanding Cumulative Convertible Series A Preferred Stock (“Series A Preferred Stock”) and Cumulative Convertible Series B Preferred Stock (“Series B Preferred Stock”) is in the aggregate amount of approximately $150,500,000, which is substantially in excess of the value of the Company’s assets; and

WHEREAS, the Company and Baxter agree that it is in the Company’s best interest to preserve the maximum value of the Company’s assets by promptly winding up the Company’s affairs and commencing an orderly liquidation of its assets, and in connection therewith, Baxter has agreed to a cash distribution to the holders of common stock, par value $.001 per share (“Common Stock”) other than Baxter, subject to certain conditions; and

WHEREAS, the Company and Baxter desire to confirm certain understandings in connection with the foregoing.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

Section 1.     Liquidation.     Promptly following, concurrently with, or immediately prior to the execution of this Agreement, the Company, acting through its Board of Directors, will vote on a resolution approving this Agreement, including the adjustment of the Series B Preferred Stock conversion price as provided herein, deeming it advisable that the Company be dissolved and approving and adopting a plan of complete liquidation and dissolution of the Company in the form attached as Exhibit A (the “Plan”), and approving the form of an Information Statement as contemplated by Section 3. In the event that the Board of Directors shall not approve all of the foregoing within 3 days of the date hereof, this Agreement shall be null and void. Subject to the approval of the Plan by the Company’s stockholders as contemplated by Section 2 below and Baxter’s compliance with its obligations hereunder, the Company agrees to take any and all action necessary to carry out the terms and the intent of the Plan and to effect the liquidation of the Company as contemplated thereby and by the Timetable previously exchanged by the parties (the “Timetable”), recognizing that the dates are estimates and are subject to factors outside the control of the parties. Notwithstanding the liquidation preference of the holders of Series A Preferred Stock and Series B Preferred Stock, Baxter agrees, and if deemed necessary by the Company, shall secure the consent of all the holders of Series B Preferred Stock, that pursuant to the Plan the Company may make a liquidating distribution or distributions to the holders of Common Stock (other than Baxter) in an amount of $0.05 per share (but not to exceed an aggregate of $872,026 to all such holders of Common Stock), and that such preferred holders shall waive any provisions in the Company’s Certificate of Incorporation, including any Certificate of Designation, the Securities Agreement dated November 24, 1999, the Registration Rights Agreement dated November 24, 1999 and any other agreements or rights they may otherwise have as necessary to permit such distribution and the other transactions expressly contemplated by the Plan, including but not limited to, any right of holders of Series B Preferred Stock to “Common Equivalent Dividends” as defined in the Company’s Certificate of Designation filed with the Delaware Secretary of State on November 24, 1999 and any rights resulting or arising by virtue of any unpaid past, current or future semi-annual cash dividends with respect to the Series B Preferred Stock.

Section 2.    Information Statement.    Promptly following adoption of the Plan by the Board of Directors of the Company, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a preliminary Information Statement in form reasonably satisfactory to the parties hereto and shall use its best efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause such Information Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Baxter promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to such Information Statement or for additional information and will promptly supply Baxter with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such Information Statement or the Plan.

Section 3.    Shareholder Consent.    Promptly following the resolution of any comments from the SEC regarding the Information Statement, the Company shall take such actions as are necessary to set a record date for a written stockholder consent approving the Plan and shall request Baxter to execute or cause to be executed a consent as provided in Section 4.

Section 4.    Shareholder Approval.    Baxter agrees to execute or cause to be executed (and not revoke) a written consent in favor of the Plan, which consent shall represent a majority of outstanding shares of Common Stock as contemplated by Section 6 below.

Section 5.    Put.    Baxter shall obtain the right to acquire all of the issued and outstanding shares of the Series B Preferred Stock. Baxter agrees to acquire the Series B Preferred Stock (and the associated Class A Warrants and Class B Warrants, which Baxter agrees it will not exercise at any time unless the Plan is not carried out as contemplated hereby) and to exercise or cause to be exercised those certain put rights issued by Baxter International Inc. on November 24, 1999 on a date (the “Put Exercise Date”) no later than immediately prior to the record date for the stockholder consent. In consideration of the benefits afforded to the Company and the holders of its Common Stock pursuant to this Agreement and the Plan, the Company agrees to the acceleration of the exercisability of such put rights to the Put Exercise Date. Baxter and the Company agree that, pursuant to the terms of that certain Side Letter

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Agreement dated November 24, 1999, among Baxter, the Company and certain other parties (the “Side Letter”), the conversion price of the Series B Preferred Stock is hereby adjusted to a price equal to $0.09 per share of Common Stock, effective as of the Put Exercise Date. Baxter agrees that it will not exercise at any time the warrant issued by the Company to Baxter on May 28, 1999 unless the Plan is not carried out as contemplated hereby.

Section 6.    Conversion.    Following the exercise of the put rights and no later than immediately prior to the record date for the stockholder consent, Baxter shall convert or cause to be converted so much of the Series B Preferred Stock as would be necessary for Baxter, its affiliates and assignees to be the record holder of a majority of the then outstanding shares of Common Stock (the date of such conversion being referred to herein as the “Conversion Date”). The remaining Series B Preferred Stock and all of the Series A Preferred Stock would not be converted to Common Stock and would remain outstanding, retaining its liquidation preference.

Section 7.    Timetable.    The parties agree to cooperate with each other and use commercially reasonable efforts to effect the actions set forth on the Timetable as soon as practicable.

Section 8.    Board of Directors.    Immediately after the approval by the Board of Directors of the Plan, this Agreement, the adjusted Series B Preferred Stock conversion price and the form of the Information Statement, Victor W. Schmitt shall be appointed to the Board of Directors to serve through the final distribution of the Company’s assets as contemplated by the Plan.

Section 9.    Additional Limitation.    Notwithstanding the provisions contained in Section 10 of the Plan, the Company shall not pay, authorize or enter into any arrangement for compensation or other payments within the scope of Section 10 of the Plan in excess of the estimated amounts set forth in Schedule F to the Plan without the consent of Baxter, which consent shall not be unreasonably withheld.

Section 10.    Valuation.    The Company shall deliver to Baxter a copy of the determinations of fair market value by the Board of Directors contemplated by Section 3(d) of the Plan.

Section 11.    Conditions to Baxter’s Obligations.    The obligations of Baxter contained in Sections 4, 5 and 6 above shall be subject to the compliance by the Company of all of its obligations hereunder.

Section 12.    Representations and Warranties.    (a) The Company represents and warrants to Baxter that (1) the Company is a corporation duly organized and validly existing under the laws of the State of Delaware, (2) the Company has taken all corporate action necessary for it to execute, deliver and perform this Agreement (subject to Section 4 hereof), (3) the Company has full power and authority to enter into this Agreement and perform its obligations hereunder and (4) this Agreement is the valid and legally binding agreement of the Company enforceable in accordance with its terms.

(b)    The Company represents and warrants to Baxter that: (1) it has provided to Baxter a cash analysis setting forth the cash currently available or estimated to become available

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to the Company from the collection or disposition of assets, the application of such available cash for the settlement of liabilities, claims and obligations, the payment of the continuing expenses of the liquidation and the amount of cash remaining for distribution to the stockholders of the Company and an analysis of the claims and obligations of the Company of the nature described in Paragraph 3(c) of the Plan (the “Cash and Claims Analysis”) and (2) it has provided to Baxter a list of patents and patent applications owned or held by the Company (the “Patent List”). The Company represents and warrants to Baxter that (1) to the Company’s knowledge, the Cash and Claims Analysis, the Patent List and each of the Schedules attached to the Plan set forth in all material respects a true, correct, complete and accurate description of the information purported to be set forth therein, and (2) to the Company’s knowledge none of the information in the Cash and Claims Analysis, the Patent List or any such Schedule is false or misleading in any material respect or omits to state a fact necessary to make the statements therein not misleading in any material respect.

(c)    Baxter represents and warrants to the Company that (1) Baxter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (2) Baxter has taken all corporate action necessary for it to execute, deliver and perform this Agreement, (3) Baxter has full power and authority to enter into this Agreement and perform its obligations hereunder and (4) this Agreement is the valid and legally binding agreement of Baxter enforceable in accordance with its terms.

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Section 13.     Binding Agreement.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 14.    Assignment.    Neither party hereto may assign or transfer this Agreement without the prior written consent of the other party hereto; provided, however, that either party hereto may assign this Agreement to any person or entity with or into which such party may merge or consolidate or to whom all or substantially all of its assets or businesses may be sold; and provided further that Baxter may assign this Agreement to any wholly-owned subsidiary of Baxter, or to any other person to which Baxter and its affiliates shall transfer all of their interest in the capital stock of the Company and which shall assume and be bound by all of the obligations of and restrictions on Baxter hereunder, including, without limitation, Section 5 hereof, provided that the foregoing shall not relieve Baxter of its obligations hereunder.

Section 15.    Entire Agreement.    This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written and oral, among the parties hereto as to such subject matter.

Section 16.    Waiver.    The waiver by either party hereto of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

Section 17.    Expenses.    Except as expressly provided in this Agreement and subject to any rights based on a breach of this Agreement, each party hereto shall bear its own costs and expenses incident hereto.

Section 18.    Amendments.    This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by all parties hereto.

Section 19.    Severability.    If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

Section 20.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

Section 21.    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect the meaning, interpretation, enforceability or validity of this Agreement.

Section 22.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same document.

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Section 23.    No Third Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to confer or does confer on any person or entity, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

* * * * * *

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IN WITNESS WHEREOF, the Company and Baxter have each caused this Agreement to be executed by their duly authorized officers as of the date first written above.

NEXELL THERAPEUTICS INC.

By: /s/ William A. Albright, Jr.
Name: William A. Albright, Jr.
Title: Chief Executive Officer

BAXTER INTERNATIONAL INC.

By: /s/ Jan Stern Reed
Name: Jan Stern Reed
Title: Corporate Secretary

BAXTER HEALTHCARE CORPORATION

By: /s/ Jan Stern Reed
Name: Jan Stern Reed
Title: Secretary

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ANNEX C

SIDE LETTER AGREEMENT

This SIDE LETTER AGREEMENT (“Agreement”) dated as of November 24, 1999 is made between Nexell Therapeutics Inc., a Delaware corporation (the “Company”), Baxter International Inc., a Delaware corporation (“Baxter”), and, for purposes of Paragraph 4 hereof only, the other parties signatory hereto.

WHEREAS, in connection with that certain Securities Agreement dated as of even date herewith between the Company and the purchasers identified in Schedule 1 thereto and in consideration of the repayment by the Company of those certain convertible subordinated debentures, currently held by Baxter, Baxter is granting a Put Right as a component of each share of Series B Preferred Stock purchased at the Private Placement Closing (as described in the Put Agreement between the Company and Baxter dated of even date herewith (the “Put Agreement”)); and

WHEREAS, in connection with the foregoing, the Company and Baxter are entering into the Put Agreement, which sets forth certain procedures with respect to the Private Placement and provides for certain representations and warranties by each of the Company and Baxter; and

WHEREAS, terms not defined herein shall have the meaning ascribed to them in the Company’s Private Placement Memorandum dated July 1999.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1.    Conversion Price.    The Conversion Price for the Series B Preferred purchased by Baxter (the “Put Series B Preferred”) shall be adjusted on November 24, 2004 (or earlier if 100% of the Series B Preferred are put to Baxter), but only in the event that an amount in excess of $15,000,000 is purchased by Baxter (computed on the basis of the liquidation preference for such stock), as follows: (i) for the Put Series B Preferred in an amount up to $53,000,000 (computed on the basis of the liquidation preference for such stock) (the “Threshold”), the Conversion Price shall be adjusted to equal the closing price of the Common Stock on the respective date or dates such Series B Preferred were purchased by Baxter pursuant to such Put (including purchases below the $15,000,000 amount) less a discount of 5% (subject to a floor price equal to the closing price of the Common Stock on November 24, 1999 unless shareholder approval is obtained if required by the rules of the NASDAQ Stock Market); (ii) for the Put Series B Preferred in excess of the Threshold, the Conversion Price shall be adjusted to equal the closing price of the Common Stock on November 24, 1999. The foregoing calculations shall yield a single adjusted Conversion Price based on a blended, weighted average of the adjustments provided for above.

2.    Interest.    The dollar amount of the Put Series B Preferred shall be deemed to accrue interest from the respective date(s) the Series B Preferred is [are] purchased by Baxter to the date the Conversion Price is determined at a rate equal to the applicable three year U.S. Treasury Note rate at the date of each such purchase, plus 100 basis points. Such deemed accrued interest shall be included in the calculation of the dollar amount of the Put Series B Preferred then outstanding and thus in the determination of the number of shares of Common Stock into which the Put Series B Preferred shall convert (i.e., the accrued interest shall be payable in kind in additional shares of Series B Preferred, computed on the basis of the then applicable liquidation preference for the Series B Preferred, and such shares shall have the adjusted Conversion Price determined in accordance with Paragraph 1 hereof, if applicable).

3.    Shareholder Approval.    The Company and Baxter acknowledge and agree that any adjustment to the Conversion Price will only be made following approval by the Company’s shareholders to the extent required by the rules of The NASDAQ Stock Market or otherwise. The Company agrees to use reasonable best efforts to accomplish this, if necessary.

4.    Voting Agreement.    If the Threshold is met, Baxter’s obligation under its December 17, 1997 Voting Agreement with the Company and others to vote its shares of Common Stock in support of nominees for directors of the Company proposed by the Company’s Board of Directors shall terminate, as well as the irrevocable proxy granted by Baxter to the Chief Executive Officer of the Company in connection therewith.

5.    Alternative Adjustments.    Notwithstanding any other provision in this Agreement to the contrary, in the event the Conversion Price for the Put Series B Preferred cannot be adjusted as indicated in Paragraph 1 hereof (because, for example, at the end of the Put Period, at least one holder of the Series B Preferred has not exercised its Put Right and thus remains a holder of Series B Preferred, and if it is impermissible under Delaware law or otherwise for the Conversion Price applicable to such holder to be different than the Conversion Price applicable to Baxter as the holder of the Put Series B Preferred), then in such event the Company agrees to take such action as is appropriate to exchange the Put Series B Preferred (including any shares issued to Baxter under Paragraph 2 hereof) for an equal number of shares of a new series of preferred stock of the Company, having identical terms, conditions, preferences and rights of the Series B Preferred, except that the Conversion Price will reflect the adjustments provided in Paragraph 1 hereof.

6.    Representations and Warranties.

(a)    The Company represents and warrants to Baxter that the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has taken all corporate action necessary for it to execute, deliver and perform this Agreement (subject to Paragraphs 3 and 5 hereof), and the Company has full power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement is the valid and legally binding agreement of the Company enforceable in accordance with its terms.

(b)    Baxter represents and warrants to the Company that Baxter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Baxter has taken all corporate action necessary for it to execute, deliver and perform this Agreement, and Baxter has full power and authority to enter into this Agreement and perform its

2

obligations hereunder. This Agreement is the valid and legally binding agreement of Baxter enforceable in accordance with its terms.

7.    Binding Agreement.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

8.    Assignment.    Neither party hereto may assign or transfer this Agreement without the prior written consent of the other party hereto; provided, however, that either party hereto may assign this Agreement to any person or entity with or into which such party may merge or consolidate or to whom all or substantially all of its assets or businesses may be sold and that Baxter may assign this Agreement to any wholly-owned subsidiary of Baxter.

9.    Entire Agreement.    This Agreement, together with the Put Agreement and the Put Right Certificates, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written and oral, among the parties hereto as to such subject matter.

10.    Waiver.    The waiver by either party hereto of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

11.    Expenses.    Except as expressly provided in this Agreement and subject to any rights based on a breach of this Agreement, each party hereto shall bear its own costs and expenses incident hereto.

12.    Amendments.    This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by both parties hereto.

13.    Notices.    All notices and other communications required or permitted to be given hereunder shall be deemed sufficiently given if sent by certified mail, postage prepaid, return receipt requested, by facsimile transmission (with receipt confirmed) or by air courier service (with receipt confirmed), addressed as follows:

If to the Company:

Nexell Therapeutics, Inc.
9 Parker
Irvine, CA 92618-1605
Attention: President
Facsimile: (949) 470-6645

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with a copy to:

Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401-2305
Attention: Thomas S. Loo, Esq.
Facsimile: (310) 576-2200

If to Baxter:

Baxter International Inc.
One Baxter Parkway
1627 Lake Cook Road
Deerfield, IL 60015-4633
Attention: Treasurer
Facsimile: (847) 848-4509

with a copy to:

Baxter International Inc.
One Baxter Parkway
1627 Lake Cook Road
Deerfield, IL 60015
Attention: General Counsel
Facsimile: (847) 948-2450

or at such other address as it may have furnished in writing to the other party hereto.

14.    Severability.    If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

15.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the principles of conflict of laws thereof.

16.    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect the meaning, interpretation, enforceability or validity of this Agreement.

17.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same document.

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IN WITNESS WHEREOF, the Company and Baxter have each caused this Agreement to be executed by their duly authorized officers as of the date first written above.

NEXELL THERAPEUTICS INC.

By:	/s/ WILLIAM A. ALBRIGHT, JR.
Name: William A. Albright, Jr. Title: Senior V.P., Chief Financial Officer, Treasurer and Secretary

BAXTER INTERNATIONAL INC.

By:	/s/ STEVEN J. MEYER
Name: Steven J. Meyer Title: Treasurer

The provisions of Paragraph 4 hereof are accepted and agreed to:

/s/ LINDSAY A. ROSENWALD, M.D.	/s/ DONALD G. DRAPKIN
Lindsay A. Rosenwald, M.D.	Donald G. Drapkin

Paramount Capital Asset Management Inc.	/s/ RICHARD L. DUNNING
By: /s/ LINDSAY A. ROSENWALD, M.D.	Richard L. Dunning
Lindsay A. Rosenwald, M.D.	/s/ LAURENCE D. FINK
Laurence D. Fink
/s/ ERIC A. ROSE, M.D.
Eric A. Rose, M.D.

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